As filed with the Securities and Exchange Commission on December 18, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BlackRock, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	32-0174431
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

40 East 52nd Street

New York, New York 10022

(212) 810-5300

(Address, Including Zip Code, and Telephone Number, Including Area Code,

of Registrant’s Principal Executive Offices)

Robert P. Connolly

Managing Director, General Counsel and Secretary

BlackRock, Inc.

40 East 52nd Street

New York, NY 10022

Tel.: (212) 810-5300

Fax: (212) 810-3744

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

Copy to:

Matthew J. Mallow, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Tel.: (212) 735-3000

Fax: (212) 735-2000

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
2.625% Convertible Debentures Due 2035	$52,147,000	(1)(2)	$52,147,000	$5,580(3)
Common stock, par value $.01 per share	672,081(4)	(4)	(4)	N/A

(1)	Estimated solely for purposes of calculating the amount of the registration fee, pursuant to Rule 457(i) of the Securities Act of 1933, as amended.

(2)	Exclusive of accrued interest, if any.

(3)	Pursuant to Rule 457(p) under the Securities Act, this filing fee is being offset by a filing fee paid by BlackRock Holdco 2, Inc. (formerly named BlackRock, Inc.), a wholly owned subsidiary of the registrant, in the amount of $29,425 in connection with the filing of its registration statement on Form S-3 (No. 333-124843), initially filed on May 12, 2005.

(4)	Represents the underlying shares of common stock issuable upon conversion of the 2.625% Convertible Debentures Due 2035 (the “Debentures”), together with an indeterminable number of additional shares as may become issuable upon conversion of the Debentures as a result of anti- dilution adjustments. Pursuant to Rule 457(i), no additional registration fee is required for the common stock issuable upon conversion of the Debentures because no additional consideration will be received in connection with any such conversion.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the Registration Statement filed with the Securities And Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any State where the offer or sale is not permitted.

Subject to completion, dated December 18, 2006

BlackRock, Inc.

BlackRock Holdco 2, Inc.

2.625% Convertible Debentures Due 2035

and

Shares of Common Stock of BlackRock, Inc. issuable upon conversion of the 2.625% Convertible Debentures Due 2035

This prospectus relates to the resale by various securityholders of $52,147,000 aggregate principal amount at maturity of 2.625% Convertible Debentures Due 2035 (the “debentures”) originally issued by our subsidiary BlackRock Holdco 2, Inc. (formerly named BlackRock, Inc., which we refer to as “Old BlackRock”) in a total aggregate principal amount of $250,000,000 and for which we are co-obligor and 672,081 shares of our common stock, par value $0.01 per share (the “shares” or “common stock”) issuable upon conversion of the debentures, all of which together are referred to as the “offered securities.” Offered securities may be offered for resale by the persons or entities (including their pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders’ interests) who hold debentures, or become stockholders of ours upon issuance of shares upon conversion of debentures. The debentures were issued in February 2005 and sold in a private offering made to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act of 1933.

The debentures were initially convertible into shares of class A common stock of Old BlackRock. On September 29, 2006, we completed a transaction with Merrill Lynch & Co., Inc., pursuant to which we became the public holding company for Old BlackRock’s businesses and Merrill Lynch contributed its investment management business, Merrill Lynch Investment Managers, which we refer to as MLIM, via a capital contribution to us. As a consequence of that transaction, and in accordance with the terms of the indenture pursuant to which the debentures were originally issued, the debentures became convertible into shares of our common stock in substitution for the shares of class A common stock of Old BlackRock. We have also become co-obligors with respect to all of the obligations of Old BlackRock under the indenture.

Our common stock is listed on the New York Stock Exchange under the symbol “BLK.” On December 15, 2006, the last reported sale price of our common stock was $145.86 per share. The debentures issued in the initial private placement are eligible for trading in the PortalSM Market of the Nasdaq Stock Market, Inc. The debentures sold using this prospectus, however, will no longer be eligible for trading in the PortalSM Market of the Nasdaq Stock Market, Inc. We do not intend to list the debentures on any national securities exchange or automated quotation system.

No securities are being offered or sold by us pursuant to this prospectus. The selling securityholders will receive all the proceeds from the sale of the offered securities under this prospectus.

An investment in the debentures or our common stock involves risks. See “Risk Factors” beginning at page 7.

Neither the Securities and Exchange Commission nor any State securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated             , 2006.

You should rely only on the information contained or incorporated or deemed to be incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The offered securities are not being offered in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus speaks only as of the date of this prospectus and the information in the documents incorporated or deemed to be incorporated by reference in this prospectus speaks only as of the respective dates those documents were filed with the Securities and Exchange Commission (the “Commission”).

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

As used in this prospectus, “BlackRock,” “the Company,” “we,” “our,” “ours,” and “us” refer to BlackRock, Inc. and its consolidated subsidiaries, and “Old BlackRock” refers to BlackRock Holdco 2, Inc. (formerly named BlackRock, Inc.) and its consolidated subsidiaries, except where the context otherwise requires or as otherwise clearly indicated.

SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto incorporated by reference in this prospectus. Because it is a summary, it does not contain all the information that you should consider before investing. You should read this entire prospectus carefully, including the section entitled “Risk Factors” and our financial statements and the notes thereto before making an investment decision.

BLACKROCK

Overview

We are one of the largest investment management firms in the United States, with approximately $1.075 trillion of assets under management as of September 30, 2006. We manage fixed income, cash management, equity and alternative investment products on behalf of institutional and individual investors worldwide. We also offer investment tools, outsourcing and advisory services to institutional investors under the BlackRock Solutions brand name.

On September 29, 2006, pursuant to the terms of a transaction agreement and plan of merger with Merrill Lynch & Co., Inc., which we refer to as “Merrill Lynch,” BlackRock became the public holding company for Old BlackRock’s businesses and Merrill Lynch contributed its investment management business, Merrill Lynch Investment Managers, which we refer to as MLIM, via a capital contribution to us. As a result of that transaction, Old BlackRock became a wholly-owned subsidiary of BlackRock. Upon closing of this transaction on September 29, 2006, which we refer to as the MLIM transaction, Merrill Lynch owned approximately 52.4 million shares of our common stock and 12.6 million shares of our non-voting Series A Convertible Participating Preferred Stock, or 49.3% of our total capital stock on a fully diluted basis, including a 45% voting interest, The PNC Financial Services Group, Inc. owned approximately 34% of our total capital stock and the remainder was held by employees and public shareholders. We are headquartered in New York City and have over 4,700 employees in 18 countries and a major presence in key global markets, including the U.S., Europe, Asia, Australia and the Middle East.

We are a Delaware corporation. Our principal executive offices are located at 40 East 52nd Street, New York, New York 10022. Our telephone number at this location is (212) 810-5300. Our web site is located at http:www.blackrock.com. The information contained on our website is not a part of this prospectus.

THE OFFERING

Issuer	BlackRock Holdco 2, Inc. is the issuer of the debentures and BlackRock, Inc. is the issuer of the common stock. BlackRock, Inc. is a co-obligor in respect of the debentures.

Debentures Offered	$52,147,000 principal amount of 2.625% Convertible Debentures due 2035.

Common stock Offered	Up to 672,081 shares, based upon the conversion rate of 9.7451 per $1,000 principal amount of debentures, which is the conversion rate as of the date of this prospectus. The conversion price is subject to adjustment as described in “Description of Debentures–Conversion Rate Adjustments.”

Maturity Date	February 15, 2035

Interest	2.625% per annum on the principal amount, payable semi-annually in arrears in cash on February 15 and August 15 of each year, beginning August 15, 2005.

In addition, we will pay contingent interest for any six-month period from February 15 to August 15 or from August 15 to February 15, with the initial six month period commencing February 15, 2010, if the trading price of a debenture for each of the ten trading days immediately preceding the first day of the applicable six-month period equals 120% or more of the principal amount of such debenture. During any interest period when contingent interest is payable, the contingent interest payable per debenture will equal 0.25% of the average trading price of a debenture during the ten trading days immediately preceding the first day of the applicable six-month interest period.

Conversion Rights	You may convert the debentures into cash and, if applicable, shares of our common stock, par value $0.01 per share, which we refer to as our common stock, based on a conversion rate of 9.7451 shares per $1,000 principal amount of debentures (representing a conversion price per share of approximately $102.62), subject to adjustment, at any time on or prior to the close of business on the business day immediately preceding February 15, 2009, subject to prior repurchase of the debentures, only under any of the following circumstances:

•     during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price per debenture for each day of such measurement period was less than 103% of the product of the last reported sale price of our common stock and the conversion rate on each such day; or

• upon the occurrence of specified corporate events described under “Description of Debentures.”

On and after February 15, 2009, to (and including) the close of business on the business day immediately preceding the maturity date, subject to prior redemption or repurchase of the debentures, you may convert the debentures into cash and, if applicable, shares of our common stock, regardless of the foregoing circumstances.

At the time debentures are tendered for conversion, for each $1,000 principal amount of debentures converted, a holder will be entitled to receive cash and shares of our common stock, if any, the aggregate value of which (the “conversion value”) will be determined by multiplying the applicable conversion rate by the average of the daily volume weighted average price of our common stock for each of the ten consecutive trading days beginning on the second trading day immediately following the day the debentures are tendered for conversion (the “ten day weighted average price”). We will deliver the conversion value to holders as follows: (1) an amount in cash (the “principal return”) equal to the lesser of (a) the aggregate conversion value of the debentures to be converted and (b) the aggregate principal amount of the debentures to be converted, and (2) if the aggregate conversion value of the debentures to be converted is greater than the principal return, an amount in shares (the “net shares”), determined as set forth below, equal to such aggregate conversion value less the principal return (the “net share amount”). The number of net shares to be paid will be determined by dividing the net share amount by the ten day weighted average price. We will pay the principal return and deliver the net shares, if any, as promptly as practicable after determination of the net share amount. In lieu of delivering fractional shares, we will deliver cash based on the ten day weighted average price.

Delivery of the principal return, net shares and cash in lieu of fractional shares will be deemed to satisfy our obligation to pay the principal amount of the debentures as well as accrued and unpaid interest, including contingent interest, if any, and accrued and unpaid liquidated damaged, if any, on the debentures. Accrued but unpaid interest, including contingent interest, if any, and liquidated damages, if any, will be deemed paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion price or the conversion rate to account for accrued interest or liquidated damages.

Make Whole Amount and Public Acquirer Change of Control	If the effective date or anticipated effective date of certain transactions that constitute a change of control (as defined under “Description of Debentures—Repurchase at Option of the Holder upon a Designated Event”) occurs on or prior to February 15, 2010, under certain circumstances, we will provide for a make whole amount by increasing, for the time period described herein, the conversion rate by a number of additional shares for any conversion of debentures in connection with such transactions, as described under “Description of Debentures—Conversion of Debentures—Make Whole Amount and Public Acquirer Change of Control.” The amount of additional shares will be determined based on the price paid per share of our common stock in the transaction constituting a change of control and the effective date of such transaction. However, if such transaction constitutes a public acquirer change of control, in lieu of increasing the conversion rate, we may elect to adjust our conversion obligation as described under “Description of Debentures—Conversion of Debentures—Make Whole Amount and Public Acquirer Change of Control.”

Redemption	We may redeem any of the debentures beginning February 20, 2010 by giving you at least 30 days notice. We may redeem the debentures either in whole or in part at a redemption price equal to 100% of the principal amount of the debentures to be redeemed and accrued and unpaid interest, including contingent interest, if any, and accrued and unpaid liquidated damages, if any, to, but excluding, the date of redemption.

Designated Event	If a designated event (as described under “Description of Debentures—Repurchase at Option of the Holder Upon a Designated Event”) occurs prior to maturity, you may require us to purchase all or part of your debentures for cash at a repurchase price equal to 100% of the principal amount, plus accrued and unpaid interest, including contingent interest, if any, and accrued and unpaid liquidated damages, if any, to, but excluding, the date of repurchase.

Repurchase at the Option of the Holder	You may require us to repurchase all or part of your debentures for cash on February 15, 2010, 2015, 2020, 2025 and 2030 at a repurchase price equal to 100% of their principal amount. We will pay accrued and unpaid interest, including contingent interest, if any, and accrued and unpaid liquidated damages, if any, to, but excluding, the date of repurchase to the record holder of the debentures on the corresponding record date.

U.S. Federal Income Tax Treatment	We will treat, and each holder agrees in the indenture to treat, the debentures as “contingent payment debt instruments” for U.S. federal income tax purposes and to be bound by our application of the Treasury regulations that govern contingent payment debt instruments, including our projected payment schedule and our determination of the rate at which interest will be deemed to accrue for U.S. federal income tax purposes, which is the rate comparable to the rate at which we would borrow on a non-contingent, non-convertible borrowing with terms otherwise similar to the debentures. Based on the agreement, (i) each holder is required to accrue interest at this rate, with the result that a holder will recognize taxable income significantly in excess of any cash received while the debentures are outstanding and (ii) a holder is generally required to recognize ordinary income on the gain, if any, realized on a sale, exchange, conversion or redemption of the debentures. See “Certain United States Federal Income Tax Considerations.”

Use of Proceeds	All of the debentures and shares of common stock offered hereby are being sold by the selling stockholders. We will not receive any proceeds from the sale of debentures and shares of common stock issuable upon conversion of the debentures in this offering.

Registration Rights	Pursuant to a registration rights agreement Old BlackRock has entered into with the initial purchasers, we have filed a shelf registration statement, of which this prospectus is a part, with the Commission relating to the resale of the debentures and the common stock issuable upon conversion of the debentures. We have agreed to use our reasonable best efforts to keep the shelf registration statement effective until the date that there are no longer any registrable securities, as defined in “Description of Debentures—Registration Rights of the Holders of Debentures.”

NYSE Symbol for Common Stock	BLK.

RISK FACTORS

You should carefully consider the risks described below and in our Quarterly Report for the quarter ended September 30, 2006 and in any subsequent reports, which are incorporated by reference into this prospectus, before making an investment decision. The risks described below and in our publicly filed reports are not the only ones we face. Additional risks not currently known to us or that we currently deem immaterial may also impair our business operations.

Our business, financial condition or results of operations could be materially adversely affected by any of the risks described below and in our publicly filed reports. The trading price of the debentures and our common stock could decline due to any of these risks, and you may lose all or part of your investment.

This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus. See “Special Note Regarding Forward Looking Statements.”

Risks Related to the Offering

The debentures are effectively subordinated to the debt and other liabilities of our subsidiaries.

We are a holding company for the various subsidiaries that conduct our business on a worldwide basis. The debentures are co-obligations of Old BlackRock and BlackRock but are not guaranteed by our subsidiaries (other than Old BlackRock). The debentures are unsecured and effectively subordinated to the liabilities, including trade payables, of our subsidiaries. Our subsidiaries are not prohibited from incurring additional debt, including senior indebtedness. If our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the debentures could be adversely affected. The debentures are also effectively subordinated to any secured obligations to the extent of the value of the assets securing such obligations. See “Description of Debentures.”

We are dependent upon our subsidiaries to service our debt.

Our assets consist primarily of the capital stock or other equity interests of our operating subsidiaries. Consequently, our cash flow and ability to service debt obligations, including the debentures, are dependent upon the earnings of our subsidiaries and the distribution of those earnings to us, or upon loans, advances or other payments made by the subsidiaries to us. The ability of our subsidiaries to pay dividends or make other payments to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions contained in any instruments governing their indebtedness. We cannot be certain that payments from our subsidiaries will be adequate to service our debt obligations, including the debentures.

There is the potential for price volatility and a lack of a public market for the debentures.

Old BlackRock issued the debentures in February 2005 in a private offering made to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act of 1933 (the “Securities Act”). The offering was made through a group of investment banks, which we refer to as the “initial purchasers.” Prior to that offering, there was no trading market for the debentures. Although the initial purchasers advised us at the time of that offering that they intended to make a market in the debentures, they are not obligated to do so and may discontinue such market making at any time without notice. Accordingly, there can be no assurance that any market for the debentures will develop or, if one does develop, that it will be maintained. If an active market for the debentures fails to develop or be sustained, the value of the debentures could be materially adversely affected.

There is no public market for the debentures and we do not intend to apply for listing of the debentures on any securities exchange or for quotation of the debentures through any automated quotation system. The debentures issued to qualified institutional buyers in the February 2005 offering currently trade on the PORTALSM Market. However, once debentures are sold under this prospectus, those debentures will no longer trade on the PORTALSM market.

We may not have the funds necessary to pay cash at maturity of the debentures, upon conversion of the debentures or to finance the repurchase of the debentures or may otherwise be restricted from making such payments.

On February 15, 2010, 2015, 2020, 2025 and 2030 or at any time prior to maturity following a “designated event” under the indenture, holders may require us to repurchase their debentures at a price of 100% of the principal amount of the debentures, plus accrued and unpaid interest, including contingent interest, if any, and accrued and unpaid liquidated damages, if any, to but excluding the repurchase date. Moreover, upon conversion of the debentures, we are required to settle a portion of the conversion value in cash. We will also be required to pay the principal amount of the debentures in cash upon maturity if they have not previously been repurchased, redeemed or converted. However, it is possible that we will not have sufficient funds available at such time to make the payments required upon the conversion, maturity or repurchase of debentures. In addition, any future credit agreements or other agreements relating to our indebtedness could contain provisions prohibiting the repurchase of the debentures under certain circumstances, or could provide that a designated event constitutes an event of default under that agreement. If any agreement governing our other indebtedness prohibits or otherwise restricts us from repurchasing the debentures or paying cash upon conversion or maturity of the debentures when we become obligated to do so, we could seek the consent of the lenders to repurchase the debentures or to pay cash upon conversion or maturity, as applicable, or attempt to refinance this other indebtedness. If we do not obtain such a consent or refinance the other indebtedness, we would not be permitted to repurchase the debentures or pay cash upon conversion or maturity without potentially causing a default under this indebtedness. Our failure to repurchase tendered debentures or pay cash upon conversion or maturity would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

The conditional conversion features of the debentures could result in your being unable to convert them, and you may not be able to sell them at a price at least equal to the value of the common stock into which the debentures would otherwise be convertible.

Prior to February 15, 2009, the debentures are convertible into common stock only if specified conditions are met. If the specified conditions for conversion are not met prior to such date, you will not be able to convert your debentures and you may not be able to sell your debentures at a price at least equal to the value of the common stock into which the debentures would otherwise be convertible.

Upon conversion of the debentures, you may receive less proceeds than expected because the value of our common stock may decline after you exercise your conversion right.

The conversion value that you will receive upon conversion of your debentures is in part determined by the volume weighted average price of our common stock for the ten trading days beginning on the second trading day immediately following the day the debentures are tendered for conversion. Accordingly, if the price of our common stock decreases after you tender your debentures for conversion, the conversion value you will receive may be adversely affected, and if the price at the end of such period is below the average, the value of the cash and shares delivered may be less than the conversion value.

The price of our common stock and the class A common stock of Old BlackRock historically has been volatile, which may make it difficult for you to resell the debentures or the common stock issuable upon conversion of the debentures.

The debentures are convertible into cash and shares of our common stock, if applicable. The market price of our common stock and the class A common stock of Old BlackRock historically has experienced and may continue to experience high volatility, and the broader stock market has experienced significant price and volume fluctuations in recent years. Some of the factors that can affect our stock price are:

•	actual, or market expectations of, fluctuations in the interest rate environment or financial and capital markets, which could result in changes in demand for products or services or in the value of assets under management;

•	the announcement of new products, services or technological innovations by us or our competitors;

•	continued variability in our revenue or earnings;

•	changes in quarterly revenue or earnings estimates for us made by the investment community; and

•	speculation in the press or investment community about our strategic position, financial condition, results of operations, business or significant transactions.

General market conditions and domestic or international macroeconomic and geopolitical factors unrelated to our performance may also affect the price of our common stock. For these reasons, investors should not rely on historical trends to predict future stock prices or financial results. In addition, following periods of volatility in a company’s securities, securities class action litigation against a company is sometimes instituted. This type of litigation could result in substantial costs and the diversion of management time and resources. We anticipate that we will continue to face these types of risks.

The trading prices for the debentures will be directly affected by the trading prices for our common stock, which are impossible to predict.

The price of our common stock could be affected by possible sales of our common stock by investors who view the debentures as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. The hedging or arbitrage could, in turn, affect the trading prices of the debentures.

The conversion rate of the debentures may not be adjusted for all dilutive events.

The conversion rate of the debentures is subject to adjustment for certain events including, but not limited to, stock splits, the issuance of cash or stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions or combinations of our common stock, certain distributions of assets, debt securities, capital stock or cash to holders of our common stock and certain issuer tender or exchange offers as described under “Description of Debentures—Conversion of Debentures—Conversion Rate Adjustments.” The conversion rate will not be adjusted for other events, such as an issuance of common shares for cash, that may adversely affect the trading price of the debentures or the common stock. There can be no assurance that an event that adversely affects the value of the debentures, but does not result in an adjustment to the conversion rate, will not occur.

The make whole amount payable on debentures converted in connection with certain changes of control may not adequately compensate you for the lost option time value of your debentures as a result of such transaction.

If certain transactions that constitute a change of control occur on or prior to February 15, 2010, under certain circumstances, we will increase, for the time period described herein, the conversion rate by a number of additional shares for any conversions of debentures in connection with such transaction. The number of additional shares will be determined based on the date on which the change of control becomes effective and the price paid per share of our common stock in the transaction constituting a change of control, as described below under “Description of Debentures—Conversion Rights—Make Whole Amount and Public Acquirer Change of Control.” While the number of additional shares is designed to compensate you for the lost option time value of your debentures as a result of such transaction, the make whole amount is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, if such transaction occurs after February 15, 2010, or if the stock price of our common stock on the conversion date is less than $77.58 or greater than $300.00, the conversion rate will not be increased. Moreover, if such transaction constitutes a public acquirer change of control, in lieu of increasing the conversion rate, we may elect that, from and after the effective date of such public acquirer change of control, the right to convert a debenture will be changed. See “Description of Debentures—Conversion of Debentures—Make Whole Amount and Public Acquirer Change of Control.” Our obligation to deliver the additional shares upon a change of control could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

You may have to pay taxes with respect to distributions on our common stock that you do not receive.

The conversion rate of the debentures is subject to adjustment for certain events including, but not limited to, stock splits, the issuance of cash or stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions or combinations of our common stock, certain distributions of assets, debt securities, capital stock or cash to holders of our common stock and certain issuer tender or exchange offers as described under “Description of Debentures—Conversion of Debentures—Conversion Rate Adjustments.” If the conversion rate is adjusted as a result of a distribution that is taxable to our common stock holders, such as a cash dividend in excess of $0.30 per share, you would be required to include an amount in income for U.S. federal income tax purposes, notwithstanding the fact that you do not actually receive such distribution. In addition, non-U.S. holders of the debentures may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements, which we may set off against cash payments of interest payable on the debentures. See “Certain United States Federal Income Tax Considerations.”

You should consider the U.S. federal income tax consequences of owning the debentures.

We will treat, and each holder agrees in the indenture to treat, the debentures as “contingent payment debt instruments” for U.S. federal income tax purposes and to be bound by our application of the Treasury regulations that govern contingent payment debt instruments, including our projected payment schedule and our determination of the rate at which interest will be deemed to accrue for U.S. federal income tax purposes, which is the rate comparable to the rate at which we would borrow on a non-contingent, non-convertible borrowing with terms otherwise similar to the debentures. Based on the agreement, (i) you are required to accrue interest at this rate, with the result that you will recognize taxable income significantly in excess of any cash received while the debentures are outstanding and (ii) you are generally required to recognize ordinary income on the gain, if any, realized on a sale, exchange, conversion or redemption of the debentures. See “Certain United States Federal Income Tax Considerations.”

Conversion of the debentures will dilute the ownership interest of existing stockholders, including holders who had previously converted their debentures.

To the extent we issue common stock upon conversion of the debentures, the conversion of some or all of the debentures will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the debentures may encourage short selling by market participants because the conversion of the debentures could depress the price of our common stock.

If you hold debentures, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold debentures, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will have rights with respect to our common stock only if you convert your debentures, which you are permitted to do only in the limited circumstances described herein. For example, in the event that an amendment is proposed to our amended and restated certificate of incorporation or amended and restated bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of our common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

We have various mechanisms in place to discourage takeover attempts, which may reduce or eliminate our stockholders’ ability to sell their shares for a premium in a change of control transaction.

Various provisions of our amended and restated certificate of incorporation and amended and restated bylaws and of Delaware corporate law may discourage, delay or prevent a change in control or takeover attempt of us by a third party that is opposed by our management and board of directors. Public stockholders who might desire to participate in such a transaction may not have the opportunity to do so. These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change of control or change in our management and board of directors. These provisions include:

•	preferred stock that could be issued by our board of directors to make it more difficult for a third party to acquire, or to discourage a third party from acquiring, a majority of our outstanding voting stock;

•	classification of our directors into three classes with respect to the time for which they hold office;

•	restrictions on our ability to engage in certain business combination transactions with interested stockholders;

•	non-cumulative voting for directors;

•	control by our board of directors of the size of our board of directors;

•	that stockholders can only act by written consent if an action is already approved by the board of directors; and

•	advance notice requirements for nominations of candidates for election to our board of directors or for proposing matters that can be acted upon by our stockholders at stockholder meetings.

In addition, as a result of the stockholder agreements entered into by us with PNC and Merrill Lynch in connection with the MLIM transaction, together with our ownership structure, stockholders may have no effective power to influence corporate actions. See “—For so long as Merrill Lynch and PNC maintain certain levels of stock ownership, Merrill Lynch and PNC will vote as stockholders in accordance with the recommendation of our board of directors, and certain actions will require special board approval or the prior approval of Merrill Lynch and PNC” in the risk factors incorporated by reference into this prospectus.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

Certain statements in this prospectus constitute “forward-looking statements.” We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions. We caution that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and we assume no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance. In addition to factors previously disclosed in our and Old BlackRock’s SEC reports and those identified elsewhere in this prospectus, including those matters discussed under the caption “Risk Factors,” the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•	our ability to successfully integrate the MLIM business with our existing business;

•	our ability to effectively manage the former MLIM assets along with our historical assets under management;

•	the relative and absolute investment performance of our investment products, including our separately-managed accounts and the MLIM business;

•	our success in maintaining distribution of our products;

•	the introduction, withdrawal, success and timing of business initiatives and strategies;

•	changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in demand for products or services or in the value of assets under management;

•	the impact of increased competition;

•	the impact of capital improvement projects;

•	the impact of future acquisitions or divestitures;

•	the unfavorable resolution of legal proceedings;

•	the extent and timing of any share repurchases;

•	the impact, extent and timing of technological changes and the adequacy of intellectual property protection;

•	the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to us, Merrill Lynch or PNC;

•	terrorist activities and international hostilities, which may adversely affect the general economy, financial and capital markets, specific industries, and us;

•	the ability to attract and retain highly talented professionals;

•	fluctuations in foreign currency exchange rates, which may adversely affect the value of advisory fees we earn; and

•	the impact of changes to tax legislation and, generally, our tax position.

You should carefully read the risk factors described in the “Risk Factors” section of this prospectus for a description of certain risks that could, among other things, cause our actual results to differ from these forward looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

	Year ended December 31,					Nine Months ended September 30,
	2001	2002	2003	2004	2005	2006
Ratio of earnings to fixed charges(1)	57.09	48.15	48.81	36.81	24.91	19.89

(1)	For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes, before adjustment for minority interests in consolidated subsidiaries and income or loss from equity investees, plus fixed charges and distributed income from equity investees. Fixed charges consist of interest charges and the portion of rent expense that we believe to be representative of interest.

USE OF PROCEEDS

The selling securityholders will receive all the net proceeds from the sale of the offered securities. We will not receive any of the proceeds from the sale of any of these securities.

DESCRIPTION OF DEBENTURES

The debentures were issued under an indenture dated as of February 23, 2005, between Old BlackRock, as issuer, and The Bank of New York (as successor-in-interest to JPMorgan Chase Bank, N.A.), as trustee, as amended and supplemented, which we refer to as the indenture. As a consequence of the MLIM transaction, and in accordance with the terms of the indenture pursuant to which the debentures were originally issued, the debentures became convertible into shares of our common stock in substitution for the shares of class A common stock of Old BlackRock. We have also become co-obligors with respect to all of the obligations of Old BlackRock under the indenture. The debentures and the shares of common stock, if any, issuable upon conversion of the debentures are covered by a registration rights agreement. You may request a copy of the indenture and the registration rights agreement from the trustee.

The following description is a summary of the material provisions of the debentures, the indenture and the registration rights agreement. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the indenture and the registration rights agreement, including the definitions of certain terms used in the indenture and the registration rights agreement. Wherever particular provisions or defined terms of the indenture, the registration rights agreement or form of debenture are referred to, these provisions or defined terms are incorporated in this prospectus by reference. We urge you to read the indenture and the registration rights agreement because such agreements and not this description define your rights as a holder of debentures.

As used in this Description of Debentures section, references to “BlackRock,” “we,” “our” or “us” refer solely to BlackRock, Inc. and not to our subsidiaries and references to “Old BlackRock” refer to BlackRock Holdco 2, Inc. (formerly named BlackRock, Inc.), and not its subsidiaries, unless the context otherwise requires.

General

The debentures were issued by Old BlackRock and pursuant to the indenture, BlackRock is a co-obligor. The debentures are our senior unsecured debt and rank on a parity with all of our senior unsecured debt and senior to all of our subordinated debt. The debentures will not be obligations of, or guaranteed by, any of our subsidiaries except for Old BlackRock, the issuer of the Debentures. The debentures are convertible into cash and, if applicable, shares of our common stock as described under “Conversion of Debentures.”

The debentures are limited to $250,000,000 aggregate principal amount. The debentures are issued only in denominations of $1,000 and multiples of $1,000. We use the term “debenture” in this prospectus to refer to each $1,000 principal amount of debentures. The debentures will mature on February 15, 2035 unless earlier converted, redeemed or repurchased.

We may, without the consent of the holders, reopen the debentures and issue additional debentures under the indenture with the same terms and with the same CUSIP numbers as the debentures offered hereby in an unlimited aggregate principal amount, provided that no such additional debentures may be issued unless fungible with the debentures offered hereby for U.S. federal income tax purposes. We may also from time to time repurchase the debentures in open market purchases or negotiated transactions without prior notice to holders.

Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries are restricted under the indenture from paying dividends, incurring debt or issuing or repurchasing our securities.

You are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of us except to the extent described below under “—Repurchase at Option of the Holder Upon a Designated Event” and “—Conversion of Debentures—Make Whole Amount and Public Acquirer Change of Control.”

Under the indenture governing the debentures, we will agree, and by acceptance of a beneficial interest in the debentures each beneficial owner of the debentures will be deemed to have agreed, among other things, for United States federal income tax purposes, to treat the debentures as indebtedness that is subject to the regulations governing contingent payment debt instruments and, for purposes of those regulations, to treat the fair market value of any stock received upon any conversion of the debentures as a contingent payment, and the discussion herein assumes that such treatment is correct. However, the characterization of instruments such as the debentures and the application of such regulations is uncertain in several respects. A summary of the U.S. federal income tax consequences of ownership of the debentures is described under “Certain United States Federal Income Tax Considerations.”

The debentures bear interest at an annual rate of 2.625% from February 23, 2005, or from the most recent date to which interest has been paid or duly provided for. We will also pay contingent interest as set forth below under “—Contingent Interest.” We will pay interest, including contingent interest, if any, and liquidated damages, if any, on February 15 and August 15 of each year, beginning August 15, 2005, to record holders at the close of business on the preceding February 1 and August 1, as the case may be. Interest is computed on the basis of a 360-day year composed of twelve 30-day months.

We will maintain an office in the Borough of Manhattan, The City of New York, where we will pay the principal and premium, if any, on the debentures and you may present the debentures for conversion, registration of transfer or exchange for other denominations, which shall initially be an office or agency of the paying agent. The paying agent initially will be the trustee. We may pay interest by check mailed to your address as it appears in the debenture register, provided that if you are a holder of an aggregate principal amount of debentures in excess of $2.0 million, you will be paid, at your written election, by wire transfer in immediately available funds. However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

The debentures will not be subject to a sinking fund provision and will not be subject to defeasance or covenant defeasance under the indenture.

Conversion of Debentures

You may convert any of your debentures, in whole or in part, into cash and, if applicable, shares of our common stock at any time prior to the close of business on the business day immediately preceding February 15, 2009, subject to prior repurchase of the debentures, only under the following circumstances:

•	upon satisfaction of a trading price condition, as described below under “—Conversion Upon Satisfaction of Trading Price Condition;” or

•	upon specified corporate transactions, as described below under “—Conversion Upon Specified Corporate Transactions.”

On and after February 15, 2009 to (and including) the close of business on the business day immediately preceding the maturity date of the debentures, subject to prior redemption or repurchase of the debentures, you may convert your debentures, in whole or in part, into cash and, if applicable, shares of our common stock at any time, regardless of the foregoing circumstances.

The amount of cash and the number of shares of common stock, if any, you will receive upon conversion of your debentures will be determined as described below under “—Conversion Procedures.” You may convert your debentures in part so long as such part is $1,000 principal amount or an integral multiple of $1,000.

If we call debentures for redemption, you may convert the debentures only until the close of business on the business day immediately preceding the redemption date unless we fail to pay the redemption price. If you have submitted your debentures for repurchase upon a designated event, you may convert your debentures only if you withdraw your repurchase election in accordance with the terms of the indenture. Similarly, if you exercise your option to require us to repurchase your debentures other than upon a designated event, those debentures may be converted only if you withdraw your election to exercise your option in accordance with the terms of the indenture. Upon conversion of debentures, a holder will not receive any cash payment of interest, including contingent interest or liquidated damages. Our delivery to the holder of the cash and the shares of our common stock into which the debenture is convertible, if any, together with any cash payment for such holder’s fractional shares will be deemed to satisfy our obligation to pay:

•	the principal amount of the debenture; and

•	accrued but unpaid interest, including contingent interest, if any, and liquidated damages, if any, attributable to the period from the most recent interest payment date to the conversion date.

As a result, accrued but unpaid interest, including contingent interest, if any, and liquidated damages, if any, to the conversion date is deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if debentures are converted after a record date but prior to the next succeeding interest payment date, holders of such debentures at the close of business on the record date will receive the interest payable on such debentures on the corresponding interest payment date notwithstanding the conversion. Such debentures, upon surrender for conversion, must be accompanied by funds equal to the amount of interest payable on that interest payment date on the debentures so converted; provided that no such payment need be made (1) if we have specified a redemption date that is after a record date but on or prior to the next interest payment date, (2) if we have specified a repurchase date following a designated event that is after a record date but on or prior to the next succeeding interest payment date or (3) to the extent of any overdue interest, overdue contingent interest or liquidated damages, if any, at the time of conversion with respect to such debenture.

Conversion Upon Satisfaction of Trading Price Condition

You may surrender your debentures for conversion into our common stock prior to February 15, 2009 during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of debentures, as determined following a request by a holder of debentures in accordance with the procedures described below, for each day of that measurement period was less than 103% of the product of the last reported sale price of our common stock and the conversion rate for such date.

The “trading price” of the debentures on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $2.0 million principal amount of the debentures at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $2.0 million principal amount of the debentures from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of debentures will be deemed to be less than 103% of the product of the “last reported sale price” of our common stock and the conversion rate.

In connection with any conversion upon satisfaction of the above trading pricing condition, the trustee shall have no obligation to determine the trading price of the debentures unless we have requested such determination; and we shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 principal amount of debentures would be less than 103% of the product of the last reported sale price of our common stock and the conversion rate. At such time, we shall instruct the trustee to determine the trading price of the debentures beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of debentures is greater than or equal to 103% of the product of the last reported sale price of our common stock and the conversion rate.

If the trading price condition has been met, we shall so notify the holders of the debentures. If, at any point after the trading price condition has been met, the trading price per $1,000 principal amount of debentures is greater than 103% of the product of the last reported sale price of our common stock and the conversion rate for such date, we shall so notify the holders of debentures.

The “last reported sale price” of our common stock, or any other security for which a last reported sale price is to be determined, on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our common stock or such other security is traded or, if our common stock or such other security is not listed on a United States national or regional securities exchange, as reported by Nasdaq. If our common stock or such other security is not listed for trading on a United States national or regional securities exchange and not reported by Nasdaq on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock or such other security in the over-the-counter market on the relevant date as reported by Pink Sheets LLC or any similar organization. If our common stock or such other security is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and asked prices of our common stock or such other security on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

“Trading day” means, with respect to our common stock or any other securities, a day during which trading in securities generally occurs on the principal U.S. securities exchange on which our common stock or such other security is traded or, if our common stock or such other security is not listed on a United States national or regional securities exchange, on Nasdaq. If our common stock or such other security is not listed for trading on a United States national or regional securities exchange and not reported by Nasdaq, the term “trading day” will mean a day during which trading in securities generally occurs on the principal market on which our common stock or such other security is then traded.

Conversion Upon Specified Corporate Transactions

If we elect to:

•	distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 45 days, our common stock at less than the average last reported sale prices of our common stock for the 10 trading days preceding the announcement date for such distribution; or

•	distribute to all holders of our common stock, assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 10% of the closing sale price of our common stock on the day preceding the announcement date for such distribution;

we must notify you at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, you may surrender your debentures for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or any announcement by us that such distribution will not take place. If you will otherwise participate in the distribution without conversion, you will not have the right to convert pursuant to this provision.

In addition, if:

•	we are a party to a consolidation, merger, binding share exchange or sale or transfer of all or substantially all of our assets, in each case pursuant to which our common stock would be converted into cash, securities or other property; or

•	any transaction described in the definition of a “change of control” under “Repurchase at Option of the Holder Upon a Designated Event” occurs (regardless of whether such transaction is excluded from the definition pursuant to the second paragraph under clause (2) thereof);

then, in each case, you may surrender your debentures for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until and including the date that is 15 days after the actual date of such transaction (or if such transaction also constitutes a designated event, until the repurchase date corresponding to such designated event).

As described below under “Conversion Rate Adjustments,” unless we elect to change the conversion obligation as described below under “Make Whole Amount and Public Acquirer Change of Control,” if we are a party to any such transaction pursuant to which our common stock is converted into cash, securities, or other property or assets, then the conversion value of each debenture will be determined based on the kind and amount of shares of stock, securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate would have owned or been entitled to receive in such transaction. If the transaction also constitutes a designated event, you can require us to repurchase all or a portion of your debentures as described below under “Repurchase At Option of the Holder Upon a Designated Event.”

Conversion Procedures

The conversion rate as of the date of this prospectus is 9.7451 shares of common stock per $1,000 principal amount of debentures. This is equivalent to an initial conversion price of approximately $102.62 per share of common stock, subject to adjustment as described below under “—Make Whole Amount and Public Acquirer Change of Control” and “—Conversion Rate Adjustments.”

Once debentures are tendered for conversion, holders tendering the debentures will be entitled to receive, for each debenture they convert, cash and, if applicable, shares of our common stock, the aggregate value of which (the “conversion value”) will be equal to the product of:

(1) the conversion rate in effect on the conversion date, plus additional shares, if any, as described below under “—Make Whole Amount and Public Acquirer Change of Control”; and

(2) the average of the daily volume weighted average price of our common stock for each of the ten consecutive trading days (appropriately adjusted to take into account the occurrence during such period of stock splits and similar events) beginning on the second trading day immediately following the day the debentures are tendered for conversion (the “ten day weighted average price”). The “volume weighted average price” per share of our common stock on any trading day will be the volume weighted average price on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, on the principal U.S. securities exchange or over-the-counter market on which our common stock is then listed or traded, from 9:30 a.m. to 4:00 p.m. (New York City time) on that trading day as displayed by Bloomberg (Bloomberg key-strokes: BLK Equity VAP) (or if such volume weighted average price is not available, the market value of one share on such trading day as our board of directors determine in good faith using a volume weighted method).

We will deliver the conversion value of the debentures surrendered for conversion to converting holders as follows:

(1) an amount in cash (the “principal return”) equal to the lesser of (a) the aggregate conversion value of the debentures to be converted and (b) the aggregate principal amount of the debentures to be converted;

(2) if the aggregate conversion value of the debentures to be converted is greater than the principal return, an amount in whole shares (the “net shares”), determined as set forth below, equal to such aggregate conversion value less the principal return (the “net share amount”); and

(3) an amount in cash in lieu of any fractional shares of common stock.

The number of net shares to be paid will be determined by dividing the net share amount by the ten day weighted average price. The cash payment for fractional shares also will be based on the ten day weighted average price.

The conversion value, principal return, net share amount and the number of net shares will be determined by us at the end of the ten consecutive trading day period beginning on the second trading day immediately following the day the debentures are tendered for conversion (the “determination date”).

We will pay the principal return and cash in lieu of fractional shares and deliver the net shares, if any, as promptly as practicable after the determination date, but in no event later than three business days thereafter.

If you wish to exercise your conversion right, you must deliver an irrevocable conversion notice, together, if the debentures are in certificated form, with the certificated security, to the conversion agent (initially, the trustee) who will, on your behalf, convert the debentures into cash and, if applicable, common stock. The “conversion date” is the date on which a holder satisfies the foregoing requirements. You may obtain copies of the required form of the conversion notice from the conversion agent.

Upon the conversion of a debenture, based on our treatment of the debentures for U.S. federal income tax purposes, as discussed above, a holder would be required to recognize ordinary income equal to the excess, if any, of the value of the cash and common stock, if any, received on the conversion over the holder’s adjusted tax basis in the debenture. For a more detailed discussion, see “Certain United States Federal Income Tax Considerations.”

Make Whole Amount and Public Acquirer Change of Control

If the effective date or anticipated effective date of a transaction described in clause (2) of the definition of “change of control” as set forth under “—Repurchase at Option of the Holder Upon a Designated Event” (disregarding for this purpose the exception set forth in the second bulletpoint of clause (2) of such definition) occurs on or prior to February 15, 2010, we will provide for a make whole amount by increasing the applicable conversion rate for debentures surrendered for conversion at any time during the period beginning on the date that is 15 days prior to the anticipated effective date of such change of control transaction and ending on the date that is 15 days after the actual effective date (the “effective date”) by a number of additional shares of common stock (the “additional shares”). We will notify holders, at least 20 days prior to the anticipated effective date of such change of control transaction of the anticipated effective date of such transaction and whether we elect, if such transaction also constitutes a public acquirer change of control, to modify the conversion obligation as described below in lieu of increasing the conversion rate.

The number of additional shares will be determined by reference to the table below and is based on the effective date and the price (the “stock price”) paid per share of our common stock in the transaction constituting a change of control. If holders of our common stock receive only cash in the change of control, the stock price shall be the cash amount paid per share. Otherwise the stock price shall be the average of the last reported sale price of our common stock (determined as described under “—Conversion of Debentures—Conversion Upon Satisfaction of Trading Price Condition” above) for the ten trading days up to but excluding the effective date.

As described below under “—Conversion Rate Adjustments,” unless we elect to change the conversion obligation as described below, if a holder tenders debentures for conversion after the effective date of the change of control transaction, the conversion value of each debenture will be determined based on the kind and amount of shares of stock, securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate would have owned or been entitled to receive in such change of control transaction. If the conversion date is after the effective date and on or prior to the date that is 15 days after the effective date, the conversion value will be based on the applicable conversion rate plus the additional shares as described above, determined by reference to the stock price as described above. Settlement of debentures tendered for conversion after the effective date will be as set forth under “—Conversion Procedures.”

The stock prices set forth in the first row of the table (i.e., the column headers), will be adjusted as of any date on which the conversion rate of the debentures is adjusted (other than any increase to the conversion rate for a change of control as described in this section). The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. Our obligation to deliver the additional shares will be subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the stock price and number of additional shares per $1,000 principal amount of debentures:

	Stock Price
Effective Date	$77.58	$85.00	$90.00	$95.00	$100.00	$105.00	$110.00	$115.00	$120.00	$130.00	$150.00	$175.00	$200.00	$250.00	$300.00
February 23, 2005	3.16	2.45	2.08	1.77	1.52	1.31	1.13	0.99	0.87	0.68	0.46	0.31	0.23	0.15	0.10
February 15, 2006	3.05	2.32	1.93	1.62	1.36	1.16	0.99	0.85	0.73	0.56	0.36	0.24	0.18	0.12	0.08
February 15, 2007	2.99	2.21	1.81	1.48	1.22	1.01	0.84	0.70	0.59	0.44	0.27	0.18	0.14	0.09	0.06
February 15, 2008	2.95	2.10	1.66	1.32	1.04	0.83	0.66	0.53	0.43	0.30	0.17	0.12	0.09	0.06	0.04
February 15, 2009	2.97	2.00	1.50	1.10	0.80	0.58	0.42	0.30	0.22	0.14	0.08	0.06	0.05	0.03	0.02
February 15, 2010	3.16	2.04	1.38	0.80	0.27	—	—	—	—	—	—	—	—	—	—

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 12.8882 per $1,000 principal amount of debentures, subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The exact stock price and the effective date may not be set forth on the table, in which case:

1. if the stock price is between two stock price amounts on the table or the conversion date is between two dates on the table, the additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365 day year;

2. if the stock price is equal to or in excess of $300.00 per share (subject to adjustment), no additional shares will be added to the conversion rate; and

3. if the stock price is less than $77.58 per share (the last reported sale price of our common stock on February 16, 2005) (subject to adjustment), no additional shares will be added to the conversion rate.

Our obligation to deliver the additional shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Notwithstanding the foregoing, and in lieu of adjusting the conversion rate as set forth above, in the case of a “public acquirer change of control” (as defined below) we may elect that, from and after the effective date of such public acquirer change of control, the right to convert a debenture will be changed into a right to convert a debenture into a number of shares of “acquirer common stock” (as defined below). The conversion rate following the effective date of such transaction will be a number of shares of acquirer common stock equal to the product of:

•	the conversion rate in effect immediately prior to the effective date of such change of control, times

•	the average of the quotients obtained, for each trading day in the 10 consecutive trading day period ending on the trading day immediately preceding the effective date of such public acquirer change of control (the “valuation period”), of:

(i) the “acquisition value” (as defined below) of our common stock on each such trading day in the valuation period, divided by

(ii) the last reported sale price of the acquirer common stock on each such trading day in the valuation period.

The “acquisition value” of our common stock means, for each trading day in the valuation period, the value of the consideration paid per share of our common stock in connection with such public acquirer change of control, as follows:

•	for any cash, 100% of the face amount of such cash;

•	for any acquirer common stock, 100% of the last reported sale price of such acquirer common stock on such trading day; and

•	for any other securities, assets or property, 102% of the fair market value of such security, asset or property on such trading day, as determined by two independent nationally recognized investment banks selected by the trustee for this purpose.

After the adjustment of the conversion rate in connection with a public acquirer change of control, the conversion rate will be subject to further similar adjustments if any of the events described below under “—Conversion Rate Adjustments” occurs thereafter.

A “public acquirer change of control” is any transaction described in clause (2) of the definition of change of control set forth under “—Repurchase at Option of the Holder Upon a Designated Event” below (disregarding for this purpose the exception set forth in the second bulletpoint of clause (2) of such definition) where the acquirer, the person formed by or surviving the merger or consolidation, or any entity that is a direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of such acquirer’s or person’s capital stock that are entitled to vote generally in the election of directors has a class of common stock traded on a national securities exchange or quoted on the Nasdaq or which will be so traded or quoted when issued or exchanged in connection with such change of control; provided that if there is more than one such entity, the relevant entity will be such entity with the most direct beneficial ownership to such acquirer’s or person’s capital stock. We refer to such acquirer’s, person’s or other entity’s class of common stock traded on a national securities exchange or quoted on the Nasdaq or which will be so traded or quoted when issued or exchanged in connection with such change of control as the “acquirer common stock.”

Conversion Rate Adjustments

We will adjust the conversion rate if any of the following events occurs:

(1) We issue any common stock as a dividend or distribution on our common stock.

(2) We issue to all holders of our common stock certain rights or warrants to purchase our common stock, for a period expiring within 45 days of the record date for such issuance, at a price per share that is less than the last reported sale prices of our common stock for the 10 trading days preceding the declaration date for such distribution.

(3) We subdivide or combine our common stock.

(4) We distribute to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets, including securities but excluding rights or warrants specified above, dividends or distributions specified above, and cash distributions.

If we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, then the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average last reported sale prices of those securities (where such last reported sale prices are available) for each of the 10 consecutive trading days commencing on and including the fifth trading day after the ex-date with respect to the issuance or distribution requiring such computation. “Ex-date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.

(5) We distribute cash to holders of our common stock, excluding any dividend or distribution in connection with our liquidation, dissolution or winding up or any cash dividends paid in any quarter on our common stock to the extent that the aggregate cash dividends per share of common stock in such quarter do not exceed $0.30 (the “dividend threshold amount”). In the event of a dividend or distribution to which this clause (5) applies, the conversion rate will be adjusted by multiplying:

•	the conversion rate by

•	a fraction, the numerator of which will be the current market price of our common stock minus the dividend threshold amount (subject to adjustment, as determined below) and the denominator of which will be the current market price of our common stock minus the amount per share of such dividend or distribution.

The dividend threshold amount is subject to adjustment on an inversely proportional basis whenever the conversion rate is adjusted; provided that following any transaction or event where the debentures are convertible, in accordance with the indenture, into property that includes shares of common stock other than our common stock, the dividend threshold amount will be the dividend threshold amount immediately prior to the effective date of such transaction or event multiplied by a fraction, (a) the numerator of which is (i) if such shares are traded on a U.S. national or regional securities exchange or quoted on the Nasdaq, the average of the last reported sale prices of such shares for the five trading day period commencing on the trading day immediately following such effective date and (ii) otherwise, the fair market value of such shares as determined in good faith by our board of directors and (b) the denominator of which is the average of the last reported sale prices of our common stock for the five trading day period ending on the trading day immediately preceding such effective date.

“Current market price” of our common stock on any day means the average of the last reported sale price per share of our common stock for each of the 10 consecutive trading days ending on the earlier of the day in question and the day before the ex-date with respect to the issuance or distribution requiring such computation.

(6) We or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the closing sale price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

(7) Someone other than us or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock, in which, as of the closing date of the offer, our board of directors is not recommending rejection of the offer.

The adjustment referred to in this clause (7) will only be made if:

•	the tender offer or exchange offer is for an amount that increases the offeror’s ownership of our common stock to more than 25% of the total shares of common stock outstanding; and

•	the cash and value of any other consideration included in the payment per share of common stock exceeds the closing sale price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

However, the adjustment referred to in this clause (7) will generally not be made if as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger or a sale of all or substantially all of our assets.

To the extent that we have a rights plan in effect upon conversion of the debentures into common stock, you will receive, in addition to the common stock, if any, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

In the event of:

•	any reclassification of our common stock;

•	a consolidation, merger or combination involving us; or

•	a sale or conveyance to another person or entity of all or substantially all of our property and assets;

in which holders of our common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of your debentures you will be entitled to receive the same type of consideration that you would have been entitled to receive if you had owned a number of shares of our common stock equal to the conversion rate immediately prior to any of these events. The conversion value and the amounts received in settlement of our conversion obligation will be computed as set forth under “—Conversion Procedures” above and will be determined based on the kind and amount of shares of stock, securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate would have owned or been entitled to receive in such transaction.

We may, from time to time, increase the conversion rate if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock or rights distribution. See “Certain United States Federal Income Tax Considerations.”

The holders of the debentures may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. In addition, non-U.S. holders of debentures in certain circumstances may be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See “Certain United States Federal Income Tax Considerations—U.S. Holders—Constructive Dividends” and “—Non-U.S. Holders—Dividends on Common Stock and Constructive Dividends.”

Except as described above in this section, we will not adjust the conversion rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

Contingent Interest

We will pay contingent interest for any six month period from February 15 to August 15 or from August 15 to February 15, with the initial six month period commencing February 15, 2010, to the holders of debentures if the trading price of the debentures for each of the ten trading days immediately preceding the first day of the applicable six-month period equals 120% or more of the principal amount of the debentures.

During any period when contingent interest is payable, the contingent interest payable per debenture will equal 0.25% of the average trading price of the debentures during the ten trading days immediately preceding the first day of the applicable six-month interest period. We will make contingent interest payments in the same manner as regular interest payments.

We will notify the holders of debentures upon determination that they will be entitled to receive contingent interest during a six-month interest period.

Optional Redemption by BlackRock

We may not redeem the debentures prior to February 20, 2010. On and after February 20, 2010, we may redeem the debentures in whole or in part at a redemption price equal to 100% of the principal amount of the debentures plus accrued and unpaid interest, including contingent interest, if any, and liquidated damages, if any, to, but excluding, the redemption date, unless the redemption date falls after a record date but on or prior to the next succeeding interest payment date, in which case we instead will pay the full amount of accrued and unpaid interest, including contingent interest, if any, and liquidated damages, if any, on such interest payment date to the holder of record on the close of business on the corresponding record date, and we will pay a redemption price equal to 100% of the principal amount of the debentures to holders presenting the debentures for redemption. We are required to give notice of redemption by mail to holders not more than 60 but not less than 30 days prior to the redemption date.

If less than all of the outstanding debentures are to be redeemed, the trustee will select the debentures to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If a portion of your debentures is selected for partial redemption and you convert a portion of your debentures, the converted portion will be deemed to the extent practicable to be of the portion selected for redemption.

We may not redeem the debentures if we have failed to pay any interest on the debentures and such failure to pay is continuing, or if the principal amount of the debentures has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

Repurchase at Option of the Holder

Holders have the right to require us to repurchase the debentures for cash on February 15, 2010, 2015, 2020, 2025 and 2030, each of which we refer to as a “repurchase date.” We will be required to repurchase any outstanding debentures for which you deliver a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant repurchase date until the close of business on the business day immediately preceding the repurchase date. If the repurchase notice is given and withdrawn during the period, we will not be obligated to repurchase the related debentures. Our repurchase obligation will be subject to some additional conditions.

The repurchase price payable will be equal to 100% of the principal amount of the debentures to be repurchased. We will pay accrued and unpaid interest, including contingent interest, if any, and accrued and unpaid liquidated damages, if any, up to the repurchase date to the record holder of the debentures on the close of business on the corresponding record date.

We will be required to give notice of each repurchase date not less than 20 business days prior to such repurchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law. This notice will state, among other things the procedures that holders must follow to require us to repurchase their debentures.

A holder’s notice electing to require us to repurchase such holder’s debentures must state:

•	if certificated debentures have been issued, the debentures’ certificate numbers (if not certificated, the notice must comply with appropriate DTC procedures);

•	the portion of the principal amount of debentures to be repurchased, in multiples of $1,000; and

•	that the debentures are to be repurchased by us pursuant to the applicable provisions of the indenture.

You may withdraw any repurchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the repurchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn debentures;

•	if certificated debentures have been issued, the certificate numbers of the withdrawn debentures (if not certificated, the notice must comply with appropriate DTC procedures); and

•	the principal amount, if any, that remains subject to the repurchase notice.

A holder must either effect book-entry transfer or deliver the debentures, together with necessary endorsements, to the office of the paying agent after delivery of the repurchase notice to receive payment of the repurchase price. A holder will receive payment on the repurchase date or, if later, the time of book-entry transfer or the delivery of the debentures. If the paying agent holds money or securities sufficient to pay the repurchase price of the debentures on the repurchase date, then:

•	the debentures will cease to be outstanding;

•	interest, including contingent interest, if any, and liquidated damages, if any, will cease to accrue; and

•	all other rights of the holder will terminate.

This will be the case whether or not book-entry transfer of the debentures is made or whether or not the debentures are delivered to the paying agent.

The foregoing provisions would not necessarily protect holders of the debentures if highly leveraged or other transactions involving us occur that may adversely affect holders.

Our ability to repurchase debentures on any repurchase date is subject to important limitations. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the debentures under certain circumstances, or expressly prohibit our repurchase of the debentures. If a repurchase date occurs at a time when we are prohibited from repurchasing debentures, we could seek the consent of our lenders to repurchase the debentures or attempt to refinance this indebtedness. If we do not obtain consent, we would not be permitted to repurchase the debentures. Our failure to repurchase tendered debentures would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

No debentures may be repurchased by us at the option of the holders on any repurchase date if the principal amount of the debentures has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

Repurchase at Option of the Holder Upon a Designated Event

If a designated event occurs at any time prior to the maturity date of the debentures, you may require us to repurchase your debentures for cash, in whole or in part, on a repurchase date designated by us (the “designated event repurchase date”) that is not less than 20 nor more than 35 business days after the date of our notice of the designated event. The debentures will be repurchased only in integral multiples of $1,000 principal amount.

We will repurchase the debentures at a price equal to 100% of the principal amount to be repurchased, plus accrued and unpaid interest, including contingent interest, if any, and liquidated damages, if any, to, but excluding, the designated event repurchase date. If such designated event repurchase date falls after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest, including contingent interest, if any, and accrued and unpaid liquidated damages, if any, payable on such interest payment date to the holder of record on the close of business on the corresponding record date, and we will pay a repurchase price equal to 100% of the principal amount of the debentures to holders presenting the debentures for repurchase.

We will mail to all record holders a notice of a designated event within 15 days after it has occurred. We are also required to deliver to the trustee a copy of the designated event notice. If you elect to require us to repurchase your debentures, you must deliver to us or our designated agent, on or before the designated event repurchase date specified in our designated event notice, your repurchase notice and any debentures to be repurchased, duly endorsed for transfer.

You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the designated event repurchase date. The withdrawal notice must state:

•	the principal amount of the withdrawn debentures;

•	if certificated debentures have been issued, the certificate number of the withdrawn debentures (or, if your debentures are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

•	the principal amount, if any, which remains subject to the repurchase notice.

Payment of the repurchase price for a debenture for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the debenture, together with necessary endorsements, to the paying agent at its corporate trust office in the Borough of Manhattan, The City of New York, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the debenture will be made on the designated event repurchase date or, if later, the time of book-entry transfer or delivery of the debenture. If the paying agent holds money sufficient to pay the repurchase price of the debenture on the designated event repurchase date, then, on the designated event repurchase date:

•	the debenture will cease to be outstanding;

•	interest, including contingent interest, if any, and liquidated damages, if any, will cease to accrue; and

•	all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the debenture.

This will be the case whether or not book-entry transfer of the debenture has been made or the debenture has been delivered to the paying agent.

A “designated event” will be deemed to have occurred upon a change of control or a termination of trading.

A “change of control” will be deemed to have occurred at such time after the original issuance of the debentures when any of the following has occurred:

(1) any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of either:

•	shares of our common stock entitling that person to exercise 50% or more of the total voting power of our common stock entitled to vote generally in elections of directors; or

•	shares of our capital stock entitling that person to exercise, directly or indirectly, 50% or more (or, if such person is The PNC Financial Services Group, Inc., or any of its affiliates, 90% or more) of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors; or

(2) any transaction or event or any series of transactions or events (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization, asset sale, lease of assets or otherwise) in connection with which all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive stock, other securities, other property, assets or cash, other than any transaction or series of transactions:

•	that does not result in a reclassification, conversion, exchange or cancellation of our outstanding common stock; or

•	pursuant to which the holders of our common stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after the transaction; or

•	that is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity.

However, a change in control will not be deemed to have occurred under this clause (2) if at least 90% of the consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in a transaction otherwise constituting a change in control as defined above consists of shares of common stock traded on a national securities exchange or quoted on the Nasdaq (or will be so traded or quoted immediately following the transaction) and as a result of the transaction the debentures become convertible into such shares of common stock (or into consideration based on the value of such shares).

(3) continuing directors (as defined below) cease to constitute at least a majority of our board of directors.

“Continuing director” means a director who either was a member of our board of directors on February 16, 2005 or who becomes a member of our board of directors subsequent to that date and whose appointment, election or nomination for election by our shareholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of the board of directors in which such individual is named as nominee for director.

Beneficial ownership will be determined in accordance with Rule 13d-3 promulgated by the Commission under the Exchange Act. The term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

A “termination of trading” will be deemed to have occurred if our common stock (or other common stock into which the debentures are then convertible) is neither listed for trading on the New York Stock Exchange nor approved for trading on the Nasdaq.

Rule 13e-4 under the Exchange Act, as amended, requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the debentures. We will comply with this rule to the extent applicable at that time.

The foregoing provisions would not necessarily protect holders of the debentures if highly leveraged or other transactions involving us occur that may adversely affect holders.

Our ability to repurchase debentures upon the occurrence of a designated event is subject to important limitations. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the debentures under certain circumstances, or expressly prohibit our repurchase of the debentures upon a designated event or may provide that a designated event constitutes an event of default under that agreement. If a designated event occurs at a time when we are prohibited from repurchasing debentures, we could seek the consent of our lenders to repurchase the debentures or attempt to refinance this indebtedness. If we do not obtain consent, we would not be permitted to repurchase the debentures. Our failure to repurchase tendered debentures would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

No debentures may be repurchased by us at the option of the holders upon a designated event if the principal amount of the debentures has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

These designated event repurchase rights could discourage a potential acquirer of BlackRock. However, this designated event repurchase feature is not the result of management’s knowledge of any specific effort to obtain control of us by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term “designated event” is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations.

Merger and Sale of Assets by BlackRock

The indenture provides that we may not consolidate with or merge with or into any other person or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless among other items:

•	we are the surviving person, or the resulting, surviving or transferee person, if other than us is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•	the successor person, if other than us, assumes, by supplemental indenture satisfactory in form to the trustee, all of our obligations under the debentures and the indenture;

•	after giving effect to such transaction, there is no event of default under the indenture, and no event which, after notice or passage of time or both, would become an event of default; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that such transaction complies with these requirements.

When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the debentures and the indenture.

Events of Default; Notice and Waiver

The following are events of default under the indenture:

•	we fail to pay principal or premium, if any, when due at maturity, upon redemption, repurchase or otherwise on the debentures;

•	we fail to pay any interest, including contingent interest, if any, and liquidated damages, if any, on the debentures, when due and such failure continues for a period of 30 days;

•	we fail to provide timely notice of a designated event;

•	we fail to deliver the principal return, the net shares or any cash in lieu of fractional shares, as the case may be, upon conversion of the debentures within the time period required by the indenture, and such failure continues for a period of 5 days;

•	we fail to perform or observe any of the other covenants in the indenture for 60 days after written notice to us from the trustee (or to us and the trustee from the holders of at least 25% in principal amount of the outstanding debentures);

•	payment defaults or other defaults causing acceleration of indebtedness prior to maturity, where the principal amount of the indebtedness subject to such defaults aggregates $25 million or more; or

•	certain events involving our bankruptcy, insolvency or reorganization.

The trustee may withhold notice to the holders of the debentures of any default, except defaults in payment of premium, interest or liquidated damages, if any, on the debentures. However, the trustee must consider it to be in the interest of the holders of the debentures to withhold this notice.

If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding debentures may declare the principal, premium, if any, and accrued interest and liquidated damages, if any, on the outstanding debentures to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving us, the principal, premium, if any, and accrued interest and liquidated damages, if any, on the debentures will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal, premium, if any, interest or liquidated damages, if any, that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority of the principal amount of outstanding debentures may waive these past defaults.

Payments of principal, premium, if any, or interest or liquidated damages, if any, on the debentures that are not made when due will accrue interest from the required payment date at the annual rate of 1% above the then applicable interest rate for the debentures.

The holders of a majority of outstanding debentures will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

No holder of the debentures may pursue any remedy under the indenture, except in the case of a default in the payment of principal, premium, if any, or interest on the debentures, unless:

•	the holder has given the trustee written notice of an event of default;

•	the holders of at least 25% in principal amount of outstanding debentures make a written request, and offer reasonable indemnity, to the trustee to pursue the remedy;

•	the holder or holders have offered reasonable security or indemnity to the trustee against any costs, liability or expense of the trustee;

•	the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the debentures; and

•	the trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity.

Modification and Waiver

The consent of the holders of a majority in principal amount of the outstanding debentures is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding debenture affected if it would:

•	extend the fixed maturity of any debenture;

•	reduce the rate or extend the time for payment of interest, including contingent interest, if any, or liquidated damages, if any, of any debenture;

•	reduce the principal amount or premium of any debenture;

•	reduce any amount payable upon redemption, repurchase or conversion of any debenture;

•	adversely change our obligation to repurchase any debenture at the option of a holder or upon a designated event;

•	impair the right of a holder to institute suit for payment on any debenture;

•	change the currency in which any debenture is payable;

•	impair the right of a holder to convert any debenture or reduce the number of shares of common stock or the amount of any other property receivable upon conversion;

•	reduce the quorum or voting requirements under the indenture;

•	subject to specified exceptions, modify certain of the provisions of the indenture relating to modification or waiver of provisions of the indenture; or

•	reduce the percentage of debentures required for consent to any modification of the indenture.

We are permitted to modify certain provisions of the indenture without the consent of the holders of the debentures.

Form, Denomination and Registration

The debentures are issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.

Global Debenture, Book-Entry Form

Debentures are evidenced by one or more global debentures. We deposited the global debenture or debentures with DTC and registered the global debentures in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global debenture may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global debenture may be held directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global debenture to such persons may be limited.

Holders who are not participants may beneficially own interests in a global debenture held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global debenture, Cede & Co. for all purposes will be considered the sole holder of such global debenture. Except as provided below, owners of beneficial interests in a global debenture will:

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global debenture.

We will pay interest on and the redemption price and the repurchase price of a global debenture to Cede & Co., as the registered owner of the global debenture, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a global debenture; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of debentures, including the presentation of debentures for exchange, only at the direction of one or more participants to whose account with DTC interests in the global debenture are credited, and only in respect of the principal amount of the debentures represented by the global debenture as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global debenture among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time.

We will issue the debentures in definitive certificated form if DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934, as amended and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global debenture may be exchanged for definitive certificated debentures upon request by beneficiary owners of the debentures or by or on behalf of DTC in accordance with customary procedures. We may determine at any time and in our sole discretion that debentures shall no longer be represented by global debentures, in which case we will issue certificates in definitive form in exchange for the global debentures.

Registration Rights of the Holders of Debentures

Old BlackRock entered into a registration rights agreement with the initial purchasers, pursuant to which we have filed a shelf registration statement, of which this prospectus is a part, with the Commission relating to the resale of the registrable securities. We have agreed to use our reasonable best efforts to keep the shelf registration statement effective until the date there are no longer any registrable securities.

When we use the term “registrable securities” in this section, we are referring to the debentures and the common stock issuable upon conversion of the debentures until the earliest of:

•	the effective registration under the Securities Act and the resale of the securities in accordance with the registration statement;

•	the expiration of the holding period with respect to the registrable securities under Rule 144(k) under the Securities Act; and

•	the sale of the registrable securities to the public pursuant to Rule 144 under the Securities Act.

We may suspend the use of the prospectus under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events. Any suspension period shall not:

•	exceed 45 days in any three-month period; or

•	an aggregate of 120 days for all periods in any 12-month period.

Notwithstanding the foregoing, we will be permitted to suspend the use of the prospectus for up to 165 days in any 12-month period under certain circumstances, relating to acquisitions, financings or other similar transactions.

We will pay predetermined liquidated damages in the event the prospectus included in the registration statement is unavailable for periods in excess of those permitted above. Those additional amounts will accrue until such failure to become effective or unavailability is cured in respect of any debentures at a rate per year equal to 0.25% of the outstanding principal amount thereof for the first 90 days after the occurrence of the event and 0.50% of the outstanding principal amount thereof after the first 90 days.

A holder who elects to sell registrable securities pursuant to the shelf registration statement will be required to:

•	be named as a selling stockholder in the related prospectus;

•	deliver a prospectus to purchasers; and

•	be subject to the provisions of the registration rights agreement, including indemnification provisions.

Under the registration rights agreement we have agreed to:

•	pay all expenses of the shelf registration statement;

•	provide each registered holder copies of the prospectus;

•	notify holders when the shelf registration statement has become effective; and

•	take other reasonable actions as are required to permit unrestricted resales of the registrable securities in accordance with the terms and conditions of the registration rights agreement.

This summary is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement.

Rule 144A Information Request

We have agreed to furnish to the holders or beneficial holders of the debentures or the underlying common stock and prospective purchasers, upon their request, the information required under Rule 144A(d)(4) under the Securities Act until such time as such securities are no longer “restricted securities” within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of ours.

Information Concerning the Trustee

We have appointed The Bank of New York (as successor-in-interest to JPMorgan Chase Bank, N.A.), the trustee under the indenture, as paying agent, conversion agent, debenture registrar and custodian for the debentures. The trustee and its affiliates have provided, or may in the future provide, banking and other services to us in the ordinary course of their business.

The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates are permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the debentures, the trustee must eliminate such conflict or resign.

Governing Law

The debentures and the indenture are governed by, and construed in accordance with, the laws of the State of New York.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This discussion describes the material U.S. federal income tax consequences of owning the debentures and, to the extent described below, our common stock received upon a conversion of the debentures. It applies to you only if you hold your debenture or common stock as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	an entity treated as a partnership for U.S. federal income tax purposes,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns debentures that are a hedge or that are hedged against interest rate risks,

•	certain former citizens or residents of the United States,

•	a person that owns debentures as part of a straddle, integration or conversion transaction for tax purposes, or

•	a U.S. Holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed Treasury regulations thereunder, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

No statutory, administrative or judicial authority directly addresses the treatment of the debentures for U.S. federal income tax purposes. No rulings have been sought or are expected to be sought from the Internal Revenue Service, or IRS, with respect to any of the U.S. federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. As a result, no assurance can be given that the IRS will agree with the tax characterizations and the tax consequences described below.

We urge prospective investors to consult their tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the debentures and the common stock in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

Classification of the Debentures

Pursuant to the terms of the indenture, we and each holder of the debentures agree, for U.S. federal income tax purposes, to treat the debentures as indebtedness that is subject to the regulations governing contingent payment debt instruments and the remainder of this discussion assumes that the debentures will be so treated.

U.S. Holders

This discussion applies to U.S. Holders.

You are a U.S. Holder if you are a beneficial owner of a debenture and you are:

•	a citizen or resident of the U.S.,

•	a domestic corporation,

•	an estate whose income is subject to U.S. federal income tax regardless of its source, or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

If an entity treated as a domestic partnership for U.S. federal income tax purposes owns debentures, the U.S. federal income tax treatment of a partner in that partnership will generally depend on the status of the partner and upon the activities of the partnership.

A beneficial owner of debentures that is a non-U.S. Holder (as defined in “—Non-U.S. Holders” below) should see “—Non-U.S. Holders” below.

Under the rules governing contingent payment debt obligations, you will be required to accrue interest income on the debentures, in the amounts described below, regardless of whether you use the cash or accrual method of tax accounting. Accordingly, you will be required to include interest in taxable income in each year in excess of the cash interest received on the debentures and in excess of any contingent interest payments actually received in that year.

Under the rules governing contingent payment debt obligations, you must accrue an amount of ordinary interest income for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of a debenture that equals:

•	the product of (i) the adjusted issue price of the debenture as of the beginning of the accrual period; and (ii) the comparable yield to maturity (as defined below) of the debenture, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and

•	multiplied by the number of days during the accrual period that you held the debenture.

The issue price of a debenture is the first price at which a substantial amount of the debentures is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a debenture is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below and decreased by the projected amounts of any payments (in accordance with the projected payment schedule described below) previously made with respect to the debenture.

The term “comparable yield” means the annual yield that an issuer of a contingent payment debt obligation would pay, as of the initial issue date, on a fixed rate, non-convertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the instrument. We have determined that the comparable yield for the debentures is 5.70%, compounded semi-annually.

We are required to provide you, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments on the debentures. This schedule must produce the comparable yield. The projected payment schedule includes estimates for payments of contingent interest and an estimate for a payment at maturity taking into account the conversion feature. The comparable yield and projected payment schedule are available from us by telephoning Investor Relations at (212) 810-5300 or submitting a written request to: BlackRock, Inc., 40 East 52nd Street, New York, New York 10022, Attention: Investor Relations.

You have agreed to (and, for U.S. federal income tax purposes must) use the comparable yield and projected payment schedule in determining your interest accruals, and the adjustments thereto described below, in respect of the debentures. Although under U.S. federal income tax law, you would generally be permitted to determine your own comparable yield or projected payment schedule if you were to timely disclose and justify the use of those other estimates to the IRS and establish that our comparable yield or schedule of projected payments is unreasonable, you are bound pursuant to the indenture by our projected payment schedule and our determination of the rate at which interest will be deemed to accrue for U.S. federal income tax purposes as discussed above under “Description of Debentures—General.”

The comparable yield and projected payment schedule are not determined for any purpose other than for the determination of your interest accruals and adjustments thereof in respect of the debentures for U.S. federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable to the debentures.

Adjustments to Interest Accruals on the Debentures

If you receive actual payments with respect to a debenture in a taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, you would incur a “net positive adjustment” equal to the amount of such excess. You would treat the “net positive adjustment” as additional interest income for the taxable year. For this purpose, the payments in a taxable year include the fair market value of property received in that year.

If you receive actual payments with respect to a debenture in a taxable year that in the aggregate were less than the amount of the projected payments for that taxable year, you would incur a “net negative adjustment” equal to the amount of such deficit. This adjustment will (1) reduce your interest income on the debentures for that taxable year, and (2) to the extent of any excess after the application of (1), give rise to an ordinary loss to the extent of your interest income on the debenture during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments.

Any negative adjustment in excess of the amounts described in (1) and (2) will be carried forward to offset future interest income in respect of the debenture or to reduce the amount realized upon a sale, exchange, conversion, repurchase or redemption of the debenture.

A holder whose tax basis differs from the adjusted issue price of the debenture at the time of acquisition must reasonably allocate the difference to (a) daily portions of interest or (b) the projected payment at maturity. If a holder’s basis is greater than adjusted issue price, the amount of the difference allocated to a daily portion of interest or to the projected payment is treated as a negative adjustment on the date the daily portion accrues or the payment is made. On the date of the adjustment, the holder’s adjusted basis in the debt instrument is reduced by the amount the holder treats as a negative adjustment. If a holder’s basis is less than adjusted issue price, the amount of the difference allocated to a daily portion of interest or to the projected payment is treated as a positive adjustment on the date the daily portion accrues or the payment is made. On the date of the adjustment, the holder’s adjusted basis in the debt instrument is increased by the amount the holder treats as a positive adjustment. It should be noted that generally the rules for accrual of premium or discount will not apply.

Sale, Exchange, Conversion, Repurchase or Redemption

Generally, the sale, exchange, including a conversion, repurchase or redemption of a debenture will result in taxable gain or loss to you. As described above, our calculation of the comparable yield and the projected payment schedule for the debentures includes the receipt of stock upon conversion as a contingent payment with respect to the debentures. Accordingly, we intend to treat the receipt of cash and our common stock by you upon a conversion of a debenture as a contingent payment. As described above, you will agree in the indenture to be bound by our determination of the comparable yield and projected payment schedule. Under this treatment, conversion of a debenture will also result in taxable gain or loss to you. The amount of gain or loss on a taxable sale, exchange, conversion, repurchase or redemption will be equal to the difference between (1) the amount of cash plus the fair market value of any other property received by you, including the fair market value of any common stock received upon a conversion, and (2) your adjusted tax basis in the debenture. Your adjusted tax basis in a debenture will generally be equal to your original purchase price for the debenture, increased by any interest income previously accrued by you (determined without regard to any adjustments to interest accruals described above) and decreased by the amount of any projected payments that previously have been scheduled to be made on the debenture without regard to the actual amount paid. Gain recognized upon a sale, exchange, conversion, repurchase or redemption of a debenture will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if the debenture is held for more than one year). The deductibility of net capital losses by individuals and corporations is subject to limitations.

Your tax basis in our common stock received upon a conversion of a debenture will equal the then current fair market value of such common stock. Your holding period for the common stock received will commence on the day immediately following the date of conversion.

Constructive Dividends

If at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for U.S. federal income tax purposes and, in accordance with the anti-dilution provisions of the debentures, the conversion rate of the debentures is increased, such increase typically would be deemed to be the payment of a taxable dividend to you to the extent of our earnings and profits, notwithstanding the fact that you do not receive a cash payment.

If the conversion rate is increased at our discretion or in other circumstances, such increase also may be deemed to be the payment of a taxable dividend to holders, notwithstanding the fact that the holders do not receive a cash payment. In certain circumstances, the failure to make an adjustment of the conversion rate under the indenture may result in a taxable distribution to the holders of our common stock.

For example, an increase in the exchange rate in the event of distribution of our evidence of indebtedness or our assets or an increase in the exchange rate if we pay a cash dividend will generally result in deemed taxable dividend treatment to you, but generally an increase in the event of stock dividends or the distribution of rights to subscribe for common stock will not.

Any such constructive distribution will be taxable as a dividend, return of capital or capital gain in accordance with the tax rules applicable to corporate distributions, but may not be eligible for the reduced rates of tax applicable to certain dividends paid to individual holders nor to the dividends-received deduction applicable to certain dividends paid to corporate holders.

Non-U.S. Holders

This discussion describes the tax consequences to a non-U.S. Holder. You are a non-U.S. Holder if you are the beneficial owner of a debenture and are, for U.S. federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation,

•	a foreign partnership, or

•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from a debenture.

If you are a U.S. Holder, this section does not apply to you.

Payments Made with Respect to the Debentures

Under U.S. federal income tax law, and subject to the discussion of backup withholding below, if you are a non-U.S. Holder:

•	we and other U.S. payors generally will not be required to deduct U.S. withholding tax from payments of interest and principal to you if, in the case of payments of interest:

(1) you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

(2) you are not a controlled foreign corporation that is related to us through stock ownership, and

(3) the U.S. payor does not have actual knowledge or reason to know that you are a U.S. person and:

(a) you have furnished to the U.S. payor an IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person,

(b) in the case of payments made outside the U.S. to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the U.S.), you have furnished to the U.S. payor documentation that establishes your identity and your status as a non-U.S. person,

(c) the U.S. payor has received a withholding certificate (furnished on an appropriate IRS Form W-8 or an acceptable substitute form) from a person claiming to be:

(i) a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the IRS to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

(ii) a qualified intermediary (generally a non-U.S. financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS), or

(iii) a U.S. branch of a non-U.S. bank or of a non-U.S. insurance company, and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-U.S. person in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the IRS),

(d) the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

(i) certifying to the U.S. payor under penalties of perjury that an IRS Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

(ii) to which is attached a copy of the IRS Form W-8BEN or acceptable substitute form, or

(e) the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-U.S. person in accordance with U.S. Treasury regulations; and

•	no deduction for any U.S. federal withholding tax will be made from any gain that you realize on the sale or exchange of your debenture.

Dividends on Common Stock and Constructive Dividends

Except as described below, if you are a non-U.S. Holder of common stock, dividends paid to you are subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an applicable income tax treaty that provides for a lower rate. Moreover, if you are a non-U.S. Holder of the debentures and you receive a constructive dividend as a result of a change in the conversion rate of your debentures, we and other payors may withhold on other payments made on your debentures in between the date of the constructive dividend and the due date for filing of Form 1042-S (including extensions) for the tax year in which the constructive dividend is made if the relevant payor has control over, or custody of money or property owned by you and knowledge of the facts that give rise to the withholding. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend or other payments to you, unless you have furnished to us or another payor:

•	a valid IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-U.S. person and your entitlement to the lower treaty rate with respect to such payments, or

•	in the case of payments made outside the U.S. to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the U.S.), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of U.S. withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the U.S., and, if required by an applicable tax treaty, the dividends or constructive dividends are attributable to a permanent establishment that you maintain in the U.S., we and other payors generally are not required to withhold tax from the dividends or any other payments, provided that you have furnished to us or another payor a valid IRS Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

•	you are a non-U.S. person, and

•	the dividends or constructive dividends are effectively connected with your conduct of a trade or business within the U.S. and are includible in your gross income.

“Effectively connected” dividends are taxed at rates applicable to U.S. citizens, resident aliens and domestic U.S. corporations.

If you are a corporate non-U.S. Holder, “effectively connected” dividends or constructive dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an applicable income tax treaty that provides for a lower rate.

Gain on Disposition of Common Stock

If you are a non-U.S. Holder, you generally will not be subject to U.S. federal income tax on gain that you recognize on a disposition of common stock unless:

•	the gain is “effectively connected” with your conduct of a trade or business in the U.S., and the gain is attributable to a permanent establishment that you maintain in the U.S., if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis,

•	you are an individual, you hold the common stock as a capital asset, you are present in the U.S. for 183 or more days in the taxable year of the sale and certain other conditions exist, or

•	we are or have been a U.S. real property holding corporation for federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the common stock and you are not eligible for any treaty exemption.

If you are a corporate non-U.S. Holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides a lower rate.

We have not been, are not and do not anticipate becoming a U.S. real property holding corporation for U.S. federal income tax purposes.

U.S. Federal Estate Tax

A debenture held by an individual who at death is not a citizen or resident of the U.S. will not be includible in the individual’s gross estate for U.S. federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote at the time of death, and

•	the income on the debenture would not have been effectively connected with a U.S. trade or business of the decedent at the same time.

However, shares of common stock held by the decedent at the time of death will be included in the decedent’s gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

U.S. Holders

In general, if you are a noncorporate U.S. Holder, we and other payors are required to report to the IRS all payments of principal and interest on and any constructive distribution with respect to your debenture, including amounts accruing under the rules for contingent payment debt instruments, and dividends on your common stock. In addition, we and other payors are required to report to the IRS any payment of proceeds of the sale of your debentures before maturity or your common stock within the U.S. Additionally, backup withholding will apply to any payments, if you fail to provide an accurate taxpayer identification number, or you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

Non-U.S. Holders

In general, payments of principal, dividends and interest made by us and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under “—Non-U.S. Holders—Payments Made with Respect to the Debentures” are satisfied or you otherwise establish an exemption.

In general, payment of the proceeds from the sale of debentures or common stock effected at a U.S. office of a broker is subject to both U.S. backup withholding and information reporting. If, however, you are a non-U.S. Holder, you will not be subject to backup withholding and information reporting on such a sale provided that:

•	the broker does not have actual knowledge or reason to know that you are a U.S. person and you have furnished to the broker:

(1) an appropriate IRS Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person, or

(2) other documentation upon which it may rely to treat the payment as made to a non-U.S. person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-U.S. person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made outside the U.S. to an offshore account maintained by you unless the payor has actual knowledge that you are a U.S. person.

We and other payors are required to report payments of interest and constructive distributions on your debentures and dividends on your common stock on IRS Form 1042-S even if the payments are not otherwise subject to information reporting requirements.

In general, payment of the proceeds from the sale of debentures or common stock effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the U.S.,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a U.S. address, or

•	the sale has some other specified connection with the U.S. as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above (relating to a sale of debentures or common stock effected at a U.S. office of a broker) are met or you otherwise establish an exemption.

In addition, payment of the proceeds from the sale of debentures or common stock effected at a foreign office of a broker will be subject to information reporting if the sale is effected at a foreign office of a broker that is:

•	a U.S. person,

•	a controlled foreign corporation for U.S. tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

(1) one or more of its partners are “United States persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

(2) such foreign partnership is engaged in the conduct of a U.S. trade or business,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above (relating to a sale of debentures or common stock effected at a U.S. office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

SELLING SECURITYHOLDERS

The following table sets forth information regarding the beneficial ownership of our securities by the selling securityholders known to us as of October 3, 2006 and the respective amounts of offered securities offered by the selling securityholders pursuant to this prospectus. This information has been obtained from the selling securityholders and we have not independently verified this information. None of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or, insofar as we are aware, any of our affiliates. Because the selling securityholders may offer all or some portion of the offered securities pursuant to this prospectus, no estimate can be given as to the amount or percentage of the debentures or shares of common stock that will be held by the selling securityholders upon termination of this offering. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their debentures or common stock since the date on which they provided the information to us for inclusion in the following table.

Information about the selling stockholders may change over time. Any changed information will be set forth in a post-effective amendment or, if permissible, a prospectus supplement to the extent we are advised of such changes.

Selling Securityholder	Principal Amount of Debentures Beneficially Owned Prior to this Offering	Principal Amount of Debentures Offered by this Prospectus		Number of Shares of Common stock Beneficially Owned Prior to this Offering (1)	Number of Shares of Common stock Offered by this Prospectus
American Investors Life Insurance Company (2)	$300,000	$300,000		2,923	2,923
Amerus Life Insurance Company (2)	$1,250,000	$1,250,000		12,180	12,180
Bankers Life Insurance Company of New York (2)	$50,000	$50,000		487	487
Citadel Equity Fund, Ltd. (2)	$52,375,000	$30,500,000		510,378	297,213
Del Mar Master Fund, Ltd	$6,297,000	$1,797,000		61,362	17,511
Deutsche Bank Achten Gesellshaft London (2)	$2,000,000	$2,000,000		19,489	19,489
HFR RV Performance Master Trust	$650,000	$650,000		6,334	6,334
Indianapolis Life Insurance Company (2)	$8,400,000	$8,400,000		81,855	81,855
Kayne Anderson Capital Income Fund LTD (2)	$650,000	$650,000		6,334	6,334
Kayne Anderson Capital Income Partners (QP) LP (2)	$2,700,000	$2,700,000		26,310	26,310
Medical Liability Mutual Insurance Company	$3,225,000	$3,225,000		31,426	31,426
OHIC Insurance Company	$175,000	$175,000		1,705	1,705
Princeton Insurance Company	$575,000	$575,000		5,603	5,603
Sage Capital Management, LLC	$3,200,000	$2,900,000		31,183	28,259
Sunrise Partners Limited Partnership (2)	$3,950,000	$1,450,000		38,491	14,129
Total	$85,797,000	$52,147,000	(3)	836,065	508,156	(3)

(1)	Unless otherwise indicated, includes all shares of common stock issuable upon conversion of the debentures and assumes a conversion price of $102.62 per share of common stock and a cash payment in lieu of any fractional share. However, this conversion price will be subject to adjustment as described under “Description of the Debentures—Conversion of Debentures—Make Whole Amount and Public Acquirer Change of Control” and “Description of Debentures—Conversion of Debentures—Conversion Rate Adjustments.” As a result, the number of shares of common stock beneficially owned prior to this offering and the number of shares of common stock offered hereby may increase or decrease in the future. Also assumes that the debentures are convertible immediately. As described above under “Description of the Debentures—Conversion of Debentures,” the debentures are convertible only in specified circumstances.

(2)	These selling securityholders have identified themselves as affiliates of a broker-dealer.

(3)	We believe that because certain of the listed selling securityholders have sold or transferred debentures in transactions exempt from the registration requirements of the Securities Act, such selling securityholders may own less than as set forth in the table above. In addition, the transferees in such exempt transactions may also have included the debentures in the table set forth above. As a result, the total aggregate principal amount of debentures listed as beneficially owned by selling securityholders is more than $52,147,000. However, the total aggregate principal amount of debentures that may be sold under this prospectus will not exceed $52,147,000. The total number of shares of common stock listed as beneficially owned by selling securityholders is more than 508,156. However, the total number of shares of common stock that may be sold under this prospectus will not exceed 508,156.

The debentures offered hereby were originally issued by Old BlackRock in a private offering in February 2005. Pursuant to a purchase agreement that Old BlackRock and the initial purchasers entered into in February 2005 in connection with that offering, the initial purchasers agreed to offer and sell the debentures only to persons they reasonably believed to be “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act of 1933. The selling securityholders, which term includes their transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus any or all of the offered securities.

Any affiliate of a broker-dealer may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, unless such selling securityholder purchased in the ordinary course of business and, at the time of its purchase of the securities to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities. Each of the selling securityholders that is an affiliate of a broker-dealer has advised us that (i) they purchased the securities to be offered by them pursuant to this prospectus in the ordinary course of its business and (ii) that, at the time of the purchase of the securities, they did not have any agreement or understanding, directly or indirectly, with any person, or any intent, to distribute the securities.

PLAN OF DISTRIBUTION

The selling securityholders (including their transferees, pledges, donees and successors) may sell the offered securities from time to time directly to purchasers or through broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. If the offered securities are sold through broker-dealers or agents, the selling securityholders will be responsible for any discounts, concessions or commissions payable to those broker-dealers or agents.

The offered securities may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale or prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the debentures or the common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	otherwise than on such exchanges or services or in the over-the-counter market; or through the writing of options.

These transactions may include block trades or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sale of the offered securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions that may in turn engage in short sales of the debentures or common stock in the course of hedging their positions. The selling securityholders also may deliver the offered securities to close out short positions, or loan or pledge the offered securities to broker-dealers or other financial institutions that in turn may sell those securities. The selling securityholders also may transfer, donate and pledge offered securities, in which case the transferees, donees, pledges or other successors in interest will be deemed selling securityholders for purposes of this prospectus.

The aggregate proceeds to the selling securityholders from the sale of the offered securities offered by them will be the purchase price of such debentures of or shares of common stock less discounts and commissions, if any, payable by them. Each of the selling securityholders reserves the right to accept and, together with their broker-dealers or agents from time to time, to reject, in whole or in part, any proposed purchase of the offered securities to be made directly or through broker-dealers or agents. We will not receive any of the proceeds from the offering of the offered securities.

There is no public market for the debentures and we do not intend to apply for listing of the debentures on any securities exchange or for quotation of the debentures through any automated quotation system. The debentures are currently designated for trading on the PORTAL market. However, once debentures are sold by means of this prospectus, those debentures will no longer trade on the PORTAL market. Our common stock is listed on the New York Stock Exchange under the symbol BLK.

In order to comply with the securities laws of some states, if applicable, the offered securities may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the offered securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling securityholders may not sell any, or may sell less then all, of the offered securities offered by them pursuant to this prospectus. In addition, any selling securityholders may, to the extent permitted by applicable law, sell, transfer, devise or gift the offered securities by means not described in this prospectus. In that regard, any offered securities that qualify for sale pursuant to Rule 144A or Rule 144 under the Securities Act may be sold under that rule, if applicable, rather than pursuant to this prospectus.

The selling securityholders and any broker-dealers or agents that participate in the distribution of the offered securities may be “underwriters” within the meaning of Section 2(11) of the Securities Act. As a result, any profits on the sale of the offered securities received by selling securityholders at any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders could be subject to certain statutory liabilities under the federal securities laws, including under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934.

The selling securityholders and any other persons participating in the distribution of the offered securities will be subject to the Securities Exchange Act. The Securities Exchange Act rules include, without limitation, Regulation M, which may limit the timing of or prohibit the purchase and sale of debentures and shares of common stock by the selling securityholders and any such other person. In addition, under Regulation M, any selling securityholder or other person engaged in the “distribution,” within the meaning of Regulation M, of the offered securities may not engage in market-making activities with respect to the debentures or the common stock for certain periods prior to the selling securityholders, an applicable exemption is available under Regulation M. The foregoing may affect the marketability of the offered securities and the ability of any person or entity to engage in market-making activities with respect to those securities.

In that regard, the selling securityholders are required to acknowledge that they understand their obligations to comply with the provisions of the Securities Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M thereunder (or any successor rules or regulations), in connection with the offering made by this prospectus. Each selling securityholder is required to agree that neither it nor any person acting on its behalf will engage in any transaction in violation of such provisions.

To the extent required, the specific debentures or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent or broker-dealer, and any applicable commissions or discounts with respect to a particular sale or other disposition of offered securities pursuant to this prospectus will be set forth in a supplement to this prospectus or, if appropriate, a post-effective amendment to the shelf registration statement of which this prospectus is a part.

Pursuant to the registration rights agreements described above under “Description of the Debentures – Registration Rights of the Holders of Debentures” and “Selling Securityholders,” we and the selling securityholders have agreed, subject to exceptions, to indemnify each other against specified liabilities, including liabilities under the Securities Act, and may be entitled to contribution from each other in respect of those liabilities.

We will pay substantially all of the expenses incident to the offering and sale of the offered securities pursuant to this prospectus, other than commissions, fees and discounts payable to brokers-dealers or agents, fees and disbursements of any counsel or other advisors or experts retained by the selling securityholders and any documentary, stamp or similar issue or transfer tax.

Under the registration rights agreement, we may be required from time to time to require holders of offered securities to discontinue the sale or other disposition of those debentures and shares of common stock under specified circumstances. See “Description of the Debentures – Registration Rights of the Holders of Debentures” above.

LEGAL MATTERS

Certain legal matters relating to the debentures offered hereby have been passed upon for BlackRock by Skadden, Arps, Slate, Meagher & Flom LLP.

EXPERTS

The consolidated financial statements of Old BlackRock and management’s report on the effectiveness of internal control over financial reporting incorporated into this registration statement by reference from Old BlackRock’s Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The combined statements of net assets of the MLIM Business at December 30, 2005 and December 31, 2004 and the combined statements of earnings, changes in net assets, and cash flows for the years ended December 30, 2005, December 31, 2004 and December 26, 2003 incorporated into this registration statement by reference from BlackRock, Inc.’s Form 8-K/A filed on December 12, 2006, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), under which we file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy materials that we have filed with the Commission at the SEC’s public reference room located at 100 F Street, N.E., Washington D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our Commission filings are also available to the public on the Commission’s Internet website at www.sec.gov.

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings on or after the date of this prospectus, until we have sold all of the offered securities to which this prospectus relates or the offering is otherwise terminated. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement. The documents incorporated by reference herein include:

•	Old BlackRock’s Annual Report on Form 10-K for the year ended December 31, 2005;

•	Old BlackRock’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006;

•	BlackRock’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006;

•	Old BlackRock’s Current Reports on Form 8-K filed on January 10, 2006, February 22, 2006, February 24, 2006, March 29, 2006, May 24, 2006, July 13, 2006 and August 3, 2006;

•	BlackRock’s Current Report on Form 8-K filed on October 5, 2006, as amended on Form 8-K/A filed on December 12, 2006;

•	Old BlackRock’s Form 8-A, filed on September 15, 1999;

•	BlackRock’s Registration Statement on Form S-4 (File No. 333-134916), but only with respect to the following sections: “Background of the Transactions—Merrill Lynch Investment Managers—MLIM Risk Management” and “Background of the Transactions—Certain Transactions Between MLIM and BlackRock.”

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference in this prospectus. You should direct requests for documents by writing to:

BlackRock, Inc.

40 East 52nd Street

New York, NY 10022

Tel.: (212) 810-5300

Attention: Secretary

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses, other than discounts, commissions and concessions payable to broker-dealers and agents, in connection with the offering and distribution of the securities being offered hereunder. All amounts other than the filing fee for the registration statement are estimates. All of these fees and expenses will be borne by the registrant.

Securities and Exchange Commission Filing Fee	$5,580	*
Printing Fees and Expenses	1,000
Trustees’ Fees and Expenses	15,000
Legal Fees	75,000
Accounting and Auditor Fees	10,000
Miscellaneous	20,000

Total	$126,580

*	Previously paid by BlackRock Holdco 2, Inc. (formerly named BlackRock, Inc.), a wholly owned subsidiary of the registrant, in connection with the filing of its registration statement on Form S-3 (No. 333-124843), initially filed on May 12, 2005.

ITEM 15.	Indemnification of Directors and Officers

Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, none of our directors will be liable to us or its stockholders for monetary damages for the breach of his or her fiduciary duty as a director. Under the Delaware General Corporation Law, this provision does not eliminate or limit the liability of any director if a judgment or other final adjudication establishes that his or her acts or omissions constituted a breach of his or her duty of loyalty to us or our stockholders or were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she personally gained a material profit or other advantage to which he or she was not legally entitled or that his or her acts violated Section 174 of the Delaware General Corporation Law.

As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his duty of care. Although stockholders may continue to seek injunctive or other equitable relief for an alleged breach of fiduciary duty by a director, stockholders may not have any effective remedy against the challenged conduct if equitable remedies are unavailable.

Our amended and restated bylaws provide that we will indemnify, to the maximum extent permitted by Delaware law, any person who was or is a party to any threatened, pending, or completed action, suit or proceeding because he or she is or was a director or officer of ours, or is or was serving at our request as a director or officer of another corporation, partnership or other enterprise. The amended and restated bylaws provide that indemnification will be from and against expenses, liabilities, losses, judgments, fines and amounts paid in settlement by the director or officer.

ITEM 16.	Exhibits

The following is a list of all exhibits filed as a part of this registration statement on Form S-3. As used in this exhibit list, “BlackRock” refers to BlackRock, Inc. (formerly named New BlackRock, Inc. and previously, New Boise, Inc.) and “Old BlackRock” refers to BlackRock Holdco 2, Inc. (formerly named BlackRock, Inc.).

Exhibit Number	Description of Exhibits
4.1	Indenture, dated as of February 23, 2005, between Old BlackRock and The Bank of New York (as successor-in-interest to JP Morgan Chase Bank, N.A.), as trustee, relating to the 2.625% Convertible Debentures due 2035 (incorporated herein by reference to Old BlackRock’s Annual Report on Form 10-K, Commission File No. 001-15305).

4.2	Supplemental Indenture, dated as of September 29, 2006 among Old BlackRock, BlackRock and The Bank of New York (as successor-in-interest to JP Morgan Chase Bank, N.A.), as trustee (incorporated herein by reference to the Registrant’s Current Report on Form 8-K (Commission File No. 001-33099) filed on October 5, 2006).

4.3	Registration Rights Agreement, dated as of February 23, 2005, between Old BlackRock and Morgan Stanley & Co. Incorporated, as representatives of the initial purchasers named therein, relating to the 2.625% Convertible Debentures due 2035 (incorporated herein by reference to Old BlackRock’s Annual Report on Form 10-K, Commission File No. 001-15305).

4.4	Specimen Common Stock Certificate (incorporated herein by reference to the Registrant’s Registration Statement on Form S-8, Commission File No. 333-137708).

4.5	Form of 2.625% Convertible Debenture due 2035 (included as Exhibit A to Exhibit 4.1).

4.6	Implementation and Stockholder Agreement, dated as of February 15, 2006, among The PNC Financial Services Group, Inc., BlackRock and Old BlackRock (incorporated by reference to Exhibit 10.1 to Old BlackRock’s Current Report on Form 8-K (Commission File No. 001-15305) filed on February 22, 2006).

4.7	Stockholder Agreement, dated as of February 15, 2006, between Merrill Lynch & Co., Inc. and BlackRock (incorporated by reference to Exhibit 10.2 to Old BlackRock’s Current Report on Form 8-K (Commission File No. 001-15305) filed on February 22, 2006).

4.8	First Amendment, dated as of February 15, 2006, to the Share Surrender Agreement, dated as of October 10, 2002, among PNC Bancorp., Inc., The PNC Financial Services Group, Inc. and Old BlackRock (incorporated by reference to Exhibit 10.3 to Old BlackRock’s Current Report on Form 8-K (Commission File No. 001-15305) filed on February 22, 2006)

4.9	Registration Rights Agreement, dated as of September 29, 2006, among the Registrant, Merrill Lynch & Co., Inc. and The PNC Financial Services Group, Inc. (incorporated herein by reference to the Registrant’s Registration Statement on Form S-8, Commission File No. 333-137708).

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in Signature Page hereto).

25.1	Statement of Eligibility of the Trustee on Form T-1 (incorporated herein by reference to Old BlackRock’s Registration Statement on Form S-3, File No. 333-124843).

Item 17.	Undertakings

The undersigned registrant hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(i) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of a Registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned Registrant undertake that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of Citigroup Inc.’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers and controlling persons of each Registrant pursuant to the provisions described in Item 15 above, or otherwise, each Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 18, 2006.

BLACKROCK, INC.

By:	/s/ Steven E. Buller

Name:	Steven E. Buller
Title:	Managing Director and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Laurence D. Fink, Ralph L. Schlosstein, Steven E. Buller and Robert P. Connolly, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign the registration statement on Form S-3 to be filed in connection with the offerings of securities of BlackRock, Inc. and any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, as amended, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitutes, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Laurence D. Fink	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	December 18, 2006
Laurence D. Fink

/s/ Steven E. Buller	Managing Director and Chief Financial Officer (Principal Financial Officer)	December 18, 2006
Steven E. Buller

/s/ Joseph Feliciani, Jr.	Managing Director (Principal Accounting Officer)	December 18, 2006
Joseph Feliciani, Jr.

/s/ William O. Albertini	Director	December 18, 2006
William O. Albertini

/s/ William S. Demchak	Director	December 18, 2006
William S. Demchak

/s/ Dennis D. Dammerman	Director	December 18, 2006
Dennis D. Dammerman

/s/ Robert C. Doll	Director	December 18, 2006
Robert C. Doll

/s/ Kenneth B. Dunn, Ph.D.	Director	December 18, 2006
Kenneth B. Dunn, Ph.D.

/s/ Gregory J. Fleming	Director	December 18, 2006
Gregory J. Fleming

/s/ Murry S. Gerber	Director	December 18, 2006
Murry S. Gerber

/s/ James Grosfeld	Director	December 18, 2006
James Grosfeld

/s/ Robert S. Kapito	Director	December 18, 2006
Robert S. Kapito

/s/ David H. Komansky	Director	December 18, 2006
David H. Komansky

/s/ Sir Deryck Maughan	Director	December 18, 2006
Sir Deryck Maughan

/s/ Thomas H. O’Brien	Director	December 18, 2006
Thomas H. O’Brien

/s/ E. Stanley O’Neal	Director	December 18, 2006
E. Stanley O’Neal

/s/ Linda Gosden Robinson	Director	December 18, 2006
Linda Gosden Robinson

/s/ James E. Rohr	Director	December 18, 2006
James E. Rohr

/s/ Ralph L. Schlosstein	Director	December 18, 2006
Ralph L. Schlosstein

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
4.1	Indenture, dated as of February 23, 2005, between Old BlackRock and The Bank of New York (as successor-in-interest to JP Morgan Chase Bank, N.A.), as trustee, relating to the 2.625% Convertible Debentures due 2035 (incorporated herein by reference to Old BlackRock’s Annual Report on Form 10-K, Commission File No. 001-15305).

4.2	Supplemental Indenture, dated as of September 29, 2006 among Old BlackRock, BlackRock and The Bank of New York (as successor-in-interest to JP Morgan Chase Bank, N.A.), as trustee (incorporated herein by reference to the Registrant’s Current Report on Form 8-K (Commission File No. 001-33099) filed on October 5, 2006).

4.3	Registration Rights Agreement, dated as of February 23, 2005, between Old BlackRock and Morgan Stanley & Co. Incorporated, as representatives of the initial purchasers named therein, relating to the 2.625% Convertible Debentures due 2035 (incorporated herein by reference to Old BlackRock’s Annual Report on Form 10-K, Commission File No. 001-15305).

4.4	Specimen Common Stock Certificate (incorporated herein by reference to the Registrant’s Registration Statement on Form S-8, Commission File No. 333-137708).

4.5	Form of 2.625% Convertible Debenture due 2035 (included as Exhibit A to Exhibit 4.1).

4.6	Implementation and Stockholder Agreement, dated as of February 15, 2006, among The PNC Financial Services Group, Inc., BlackRock and Old BlackRock (incorporated by reference to Exhibit 10.1 to Old BlackRock’s Current Report on Form 8-K (Commission File No. 001-15305) filed on February 22, 2006).

4.7	Stockholder Agreement, dated as of February 15, 2006, between Merrill Lynch & Co., Inc. and BlackRock (incorporated by reference to Exhibit 10.2 to Old BlackRock’s Current Report on Form 8-K (Commission File No. 001-15305) filed on February 22, 2006).

4.8	First Amendment, dated as of February 15, 2006, to the Share Surrender Agreement, dated as of October 10, 2002, among PNC Bancorp., Inc., The PNC Financial Services Group, Inc. and Old BlackRock (incorporated by reference to Exhibit 10.3 to Old BlackRock’s Current Report on Form 8-K (Commission File No. 001-15305) filed on February 22, 2006).

4.9	Registration Rights Agreement, dated as of September 29, 2006, among the Registrant, Merrill Lynch & Co., Inc. and The PNC Financial Services Group, Inc. (incorporated herein by reference to the Registrant’s Registration Statement on Form S-8, Commission File No. 333-137708).

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in Signature Page hereto).

25.1	Statement of Eligibility of the Trustee on Form T-1 (incorporated herein by reference to Old BlackRock’s Registration Statement on Form S-3, File No. 333-124843).